Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 28, 2026

among

ASHLAND INC.,

as a Borrower,

ASHLAND INDUSTRIES EUROPE GMBH,

as the Swiss Borrower,

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH

as Administrative Agent, Swing Line Lender

and an L/C Issuer,

CITIBANK, N.A.,

as Syndication Agent,

The Other Lenders and L/C Issuers Party Hereto,

CITIBANK, N.A.,

THE BANK OF NOVA SCOTIA

BOFA SECURITIES, INC.,

JPMorgan Chase Bank, N.A.,

MIZUHO BANK, LTD. and

PNC CAPITAL MARKETS LLC,

as Joint Lead Arrangers and Joint Book Managers,

and

DEUTSCHE BANK SECURITIES INC., THE TORONTO-DOMINION BANK, NEW YORK BRANCH, TRUIST SECURITIES, INC., U.S. BANK NATIONAL ASSOCIATION, and WELLS FARGO SECURITIES, LLC

as Senior Co-Arrangers and Senior Co-Managers

-i-

-ii-

-iii-

		Page
9.12	Certain ERISA Matters	118
9.13	Guaranteed Cash Management Agreements, Guaranteed Foreign Line of Credit Agreements, Guaranteed Letter of Credit Agreements and Guaranteed Hedge Agreements	119
9.14	Erroneous Payments	119

	ARTICLE X MISCELLANEOUS

10.01	Amendments, Etc	121
10.02	Notices; Effectiveness; Electronic Communications	123
10.03	No Waiver; Cumulative Remedies; Enforcement	125
10.04	Expenses; Indemnity; Damage Waiver	125
10.05	Payments Set Aside	127
10.06	Successors and Assigns	128
10.07	Treatment of Certain Information; Confidentiality	132
10.08	Right of Setoff	133
10.09	Interest Rate Limitation	134
10.10	Counterparts; Integration; Effectiveness	134
10.11	Survival of Representations and Warranties	134
10.12	Severability	135
10.13	Replacement of Lenders	135
10.14	Governing Law; Jurisdiction; Etc	135
10.15	WAIVER OF JURY TRIAL	136
10.16	No Advisory or Fiduciary Responsibility	137
10.17	Electronic Execution of Assignments and Certain Other Documents	137
10.18	USA PATRIOT Act	137
10.19	Currency Indemnity for Judgments	137
10.20	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	138
10.21	Acknowledgement Regarding any Supported QFCs	138
10.22	[Reserved]	139
10.23	Amendment and Restatement	139

-iv-

SCHEDULES

1.01	Unrestricted Subsidiaries
1.02	Immaterial Domestic Subsidiaries
2.01	Commitments and Applicable Percentages
2.03(a)	Existing Letters of Credit
5.06	Litigation
5.09	Environmental Matters
5.11	Tax Sharing Agreements
5.12	ERISA Compliance
5.20	Labor Matters
7.01	Existing Liens
7.02	Existing Indebtedness
7.03	Existing Investments
7.09	Restrictions on Distributions by Subsidiaries
10.02	Administrative Agent’s Office, Account, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Swing Line Loan Notice
B-1	[Reserved]
B-2	Revolving Credit Note
B-3	Swing Line Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E-1	Opinion Matters – Counsel to the Borrowers
E-2	Opinion Matters – In-house Counsel
E-3	Opinion Matters – Swiss Local Counsel to the Borrowers
F	Report of Letter of Credit Information
G-1 – G-4	Non-Bank Certificates
H	Guaranty

-v-

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of May 28, 2026, among ASHLAND INC., a Delaware corporation (formerly known as Ashland Global Holdings Inc. and the successor by merger to the interests of Ashland LLC, a Kentucky limited liability company, and Ashland Chemco Inc., a Delaware corporation) (“Ashland” or the “US Borrower”), ASHLAND INDUSTRIES EUROPE GMBH, a Gesellschaft mit beschränkter Haftung organized under the laws of Switzerland (the “Swiss Borrower” and together with the US Borrower, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), THE BANK OF NOVA SCOTIA, HOUSTON BRANCH as Administrative Agent, Swing Line Lender and an L/C Issuer, each other L/C Issuer from time to time party hereto and CITIBANK, N.A., as Syndication Agent.

PRELIMINARY STATEMENTS:

Ashland is party to that certain Amended and Restated Credit Agreement, dated as of July 22, 2022 (as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), among the US Borrower and Ashland Services B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands, having its official seat (statutaire zetel) in Rotterdam and registered with the Dutch trade register under number 24267865 (the “Existing Dutch Borrower”), The Bank of Nova Scotia, Houston Branch, as administrative agent, each lender and issuing bank party thereto and the other agents party thereto.

In furtherance of the foregoing, the Borrowers have requested that the Lenders provide the Revolving Credit Facility (as hereinafter defined), and the Lenders and Swing Line Lender have indicated their willingness to lend and each L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein. The amendment and restatement of the Revolving Credit Facility under (and as defined in) the Existing Credit Agreement with the Revolving Credit Facility (as hereinafter defined) is referred to as the “Refinancing”.

Subject to and upon the terms and conditions set forth herein, the parties hereto wish to amend and restate the Existing Credit Agreement in its entirety in the form of this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Adjusted Eurocurrency Rate” means, as to any Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the Eurocurrency Rate for such Interest Period divided by (b) one minus the Eurocurrency Reserve Percentage.

“Administrative Agent” means Scotiabank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means the Agency Fee Letter dated as of May 28, 2026, between Ashland and the Administrative Agent.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means, at any time, the Commitments of all the Lenders at such time.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Ashland or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” has the meaning assigned to such term in Section 5.23.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.22.

“Applicable Fee Rate” means the “Applicable Fee Rate” as determined pursuant to the definition of the term “Applicable Rate.”

“Applicable Percentage” means in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the Commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 2.06 or Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Applicable Rate” means (i) for each day from the Restatement Effective Date until a Compliance Certificate is first delivered hereunder pursuant to Section 6.02, 0.375% per annum for Base Rate Loans, 1.375% per annum for Eurocurrency Rate Loans, Term SOFR Loans and Letter of Credit Fees and 0.175% per annum for the Applicable Fee Rate and (ii) for each day thereafter, the applicable percentage per annum set forth in the table below, with the applicable Tier for such day being the Tier determined by reference to the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Tier	Consolidated Net Leverage Ratio	Applicable Rate (Term SOFR, Adjusted Eurocurrency Rate and Letter of Credit Fees)	Applicable Rate (Base Rate)	Applicable Fee Rate
I	< 1.5x	1.250%	0.250%	0.125%
II	> 1.5x but < 3.0x	1.375%	0.375%	0.175%
III	> 3.0x but < 3.5x	1.625%	0.625%	0.225%
IV	> 3.5x	1.750%	0.750%	0.275%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered within three Business Days after the date when due in accordance with such Section, then Tier IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if

any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Citibank, N.A., The Bank of Nova Scotia, BofA Securities, Inc., JPMorgan Chase Bank N.A., Mizuho Bank, Ltd. and PNC Capital Markets LLC, each in their respective capacities as joint lead arrangers and joint book managers for the Facilities.

“Ashland” has the meaning specified in the introductory paragraph.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, but without duplication, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet and the related consolidated statements of comprehensive income, equity and cash flows, including the notes thereto, of Ashland and its consolidated Subsidiaries, each for the fiscal years of Ashland ended September 30, 2023, September 30, 2024 and September 30, 2025.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Restatement Effective Date to the earliest of (i) the Business Day prior to the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Available Amount” means, on any date (the “Available Amount Reference Time”), an amount equal to (a) the sum of (i) (A) 50% of the Consolidated Net Income for all fiscal quarters of Ashland for which Consolidated Net Income is positive and that have ended on or after the Closing Date and prior to such date for which financial statements shall have been delivered to the Administrative Agent pursuant to Section 6.01(a) or 6.01(b) (treated as one continuous accounting period), less (B) 100% of the Consolidated Net Income for all fiscal quarters of Ashland for which Consolidated Net Income is negative and that have ended on or after the Closing Date and prior to such date for which financial statements shall have been delivered to the Administrative Agent pursuant to Section 6.01(a) or 6.01(b)

(treated as one continuous accounting period), plus (ii) the net cash proceeds from the issuance of common stock of Ashland after the Closing Date, other than any such issuance to any of its Subsidiary, to an employee stock ownership plan or to a trust established by Ashland or any of its Subsidiaries for the benefit of their employees, plus (iii) to the extent not already included in the calculation of Consolidated Net Income, the aggregate amount of returns (in each case, to the extent made in cash or Cash Equivalents) received by Ashland or any Subsidiary from any Investment to the extent such Investment was made using the Available Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time, plus (iv) $813,478,114 (which represents approximately the aggregate amount available under the Available Amount (as defined in the Credit Agreement dated as of May 17, 2017, as amended from time to time, among Ashland, The Bank of Nova Scotia, as administrative agent, each lender party thereto and the other agents party thereto (the “Original Credit Agreement”)) under the Original Credit Agreement as of September 30, 2019), minus (b) without duplication, the sum of (i) the portion of the Available Amount previously utilized pursuant to Section 7.03(k) and/or 7.06(g) and (ii) the portion of the Available Amount (as defined in the Existing Credit Agreement) previously utilized pursuant to Section 7.03(k) and/or 7.06(g) of the Existing Credit Agreement (or pursuant to Section 7.03(k) and/or 7.06(g) of the Existing Credit Agreement (as such term is defined in the Existing Credit Agreement)).

“Available Amount Reference Time” has the meaning specified in the definition of “Available Amount.”

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.09.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any date of determination and subject to Section 3.03, a rate per annum equal to the highest of (a) the Federal Funds Rate on such day plus 1/2 of 1% (solely in the case for a Loan denominated in Dollars), (b) the Prime Rate and (c) Term SOFR for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum (provided that if such rate is less than zero, then such percentage per annum shall be deemed to be 0% per annum). Any change in such rate announced by Scotiabank shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding any of the foregoing, the Base Rate shall not at any time be less than 0.00% per annum.

“Base Rate Loan” means a Revolving Credit Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, with respect to any (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark for Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.09(a) and (b) Obligations, interest, fees, commission or other amounts denominated in, or calculated with respect to, Euros, EURIBOR; provided that if a Benchmark Transition Event has occurred with respect to EURIBOR or the then-current Benchmark for Euros, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.09(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided, that with respect to a Benchmark with respect to any Obligations, interest, fees, commissions or other amounts denominated in any currency other than Dollars or calculated with respect thereto, “Benchmark Replacement” means the alternative set forth in clause (b) below:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and Ashland as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Ashland giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then current Benchmark for any Currency, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to the then current Benchmark for any Currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date, with respect to such Benchmark, has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.09 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.09.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” or “Borrowers” means the US Borrower and/or the Swiss Borrower, as applicable.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing as the context may require.

“Borrowing Minimum” means (a) in the case of a Borrowing of Term SOFR Loans denominated in Dollars, $2,000,000 and (b) in the case of a Borrowing of Eurocurrency Rate Loans denominated in Euros, the smallest amount of such currency that is an integral multiple of 100,000 units of such currency and that has a Dollar Equivalent in excess of $2,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing of Term SOFR Loans denominated in Dollars, $1,000,000 and (b) in the case of a Borrowing of Eurocurrency Rate Loans denominated in Euros, the smallest amount of such currency that is an integral multiple of 100,000 units of such currency and that has a Dollar Equivalent in excess of $1,000,000.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed; provided that (a) when used in connection with a Term SOFR Loan, the term “Business Day” shall also exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities and (b) when used in connection with Loans or Letters of Credit denominated in Euros, the term “Business Day” shall also exclude any day that is not a TARGET Day.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized or finance leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, one or more of the L/C Issuers and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of the L/C Obligations, cash or deposit account balances in Dollars or, if the applicable L/C Issuer benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) each applicable L/C Issuer.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any State thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the Laws of the United States, any State thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any State of the United States and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(d) Investments, classified in accordance with GAAP as current assets of Ashland or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above; and

(f) in the case of any Foreign Subsidiary, investments which are similar to the items specified in subsections (a) through (e) of this definition made in the ordinary course of business.

“Cash Management Bank” means any Person (i) that, at the time it enters into a Guaranteed Cash Management Agreement, is the Administrative Agent, an Arranger, a Lender or an Affiliate of any of the foregoing, in its capacity as a party to a Guaranteed Cash Management Agreement or (ii) that is party to any Guaranteed Cash Management Agreement permitted under Article VII existing on the Closing Date, in its capacity as a party to such Guaranteed Cash Management Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of Ashland entitled to vote for members of the board of directors or equivalent governing body of Ashland on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Ashland cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) a “change of control” or any comparable term under, and as defined in, the Existing Senior Notes Documents or other Indebtedness exceeding the Threshold Amount shall have occurred; or

(d) Ashland (except as otherwise permitted by Section 7.04(f)) or (except as otherwise permitted by Section 7.04(b)) the Swiss Borrower ceases to be a wholly-owned, direct or indirect Subsidiary of Ashland.

“Class” means, (i) with respect to any Loan, whether such Loan is a Revolving Credit Loan, an Incremental Term Loan or an Extended Maturity Loan and (ii) with respect to any Commitment, whether such Commitment is a Revolving Credit Commitment, an Incremental Term Loan Commitment or an Extended Maturity Commitment. Incremental Term Loans and Extended Maturity Loans that have different terms and conditions (together with the Incremental Term Loan Commitments and Extended Maturity Commitments, respectively, in respect thereof) shall be construed to be in different Classes.

“Closing Date” means January 10, 2020.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a Revolving Credit Commitment and, in the event of the creation of an Incremental Term Loan Commitment pursuant to Section 2.14 or an Extended Maturity Commitment pursuant to Section 2.16, shall also include the commitments to such Incremental Term Loan Commitment or such Extended Maturity Commitment, as the case may be.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans or Term SOFR Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Eurocurrency Banking Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.06 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with Ashland, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with Ashland, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA” means, for any Measurement Period, an amount equal to Consolidated Net Income for such Measurement Period plus (a) proceeds of business interruption insurance received during such period, but only to the extent not included in Consolidated Net Income plus (b) the following to the extent deducted in calculating such Consolidated Net Income, but without duplication and in each case for such Measurement Period: (i) Consolidated Interest Charges (not calculated on a Pro Forma Basis), (ii) the provision for Federal, State, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) asset impairment charges, (v) expenses reimbursed by third parties (including through insurance and indemnity payments), (vi) fees and expenses incurred in connection with any Permitted Receivables Facility, any proposed or actual issuance of any Indebtedness or Equity Interests (including upfront fees and original issue discount), or any proposed or actual acquisitions, investments, asset sales or divestitures permitted hereunder, in each case that are expensed, (vii) non-cash restructuring and integration charges and cash restructuring and integration charges; provided that the aggregate amount of all cash restructuring and integration charges shall not exceed $100,000,000 in any twelve month period, (viii) non-cash stock expense and non-cash equity compensation expense, (ix) other expenses or losses, including purchase accounting entries such as the inventory adjustment to fair value, reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (x) expenses or losses in respect of discontinued operations of Ashland or any of its Subsidiaries,

(xi) any unrealized losses attributable to the application of “mark to market” accounting in respect of Swap Contracts and (xii) with respect to any Disposition for which pro forma effect is required to be given pursuant to the definition of “Pro Forma Basis,” any loss thereon and minus (c) the following to the extent included in calculating such Consolidated Net Income, but without duplication and in each case for such Measurement Period: (i) Federal, State, local and foreign income tax credits, (ii) all non-cash gains or other items increasing Consolidated Net Income, (iii) gains in respect of discontinued operations of Ashland or any of its Subsidiaries, (iv) any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Swap Contracts and (v) with respect to any Disposition for which pro forma effect is required to be given pursuant to the definition of “Pro Forma Basis,” any gain thereon. For all purposes hereunder, Consolidated EBITDA shall be calculated on a Pro Forma Basis unless otherwise specified.

“Consolidated Indebtedness” means, at any date of determination, for Ashland and its Subsidiaries on a consolidated basis, the sum of, without duplication (a) the outstanding principal amount of all obligations (as calculated under GAAP), whether current or long-term, for borrowed money (including Obligations in respect of the Loans hereunder), reimbursement obligations for amounts drawn under letters of credit and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) [reserved], (c) all direct (but, for the avoidance of doubt, not contingent) obligations arising under bankers’ acceptances and bank guaranties, (d) [reserved], (e) all Attributable Indebtedness, and (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Ashland or any Subsidiary. For purposes hereof, the Consolidated Indebtedness of Ashland and the Subsidiaries shall include any of the items in clauses (a) through (f) above of any other entity (including any partnership in which Ashland or any consolidated Subsidiary is a general partner) to the extent Ashland or such consolidated Subsidiary is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of that item expressly provide that such Person is not liable therefor. For all purposes hereunder, Consolidated Indebtedness shall (i) be calculated on a Pro Forma Basis unless otherwise specified, (ii) not include the Defeased Debt and (iii) include all outstandings of Ashland and its Subsidiaries under any Permitted Receivables Facility (but excluding the intercompany obligations owed by a Special Purpose Finance Subsidiary to Ashland or any other Subsidiary in connection therewith). Notwithstanding the foregoing, the principal amount outstanding at any time of any Indebtedness included in Consolidated Indebtedness issued with original issue discount shall be the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall be deemed incurred only as of the date of original issuance thereof.

“Consolidated Interest Charges” means, for any Measurement Period, the excess of (a) the sum, without duplication, of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (ii) cash payments made in respect of obligations referred to in clause (b)(ii) below, (iii) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Ashland and its Subsidiaries on a consolidated basis for such Measurement Period and (iv) all interest, premium payments, debt discount, fees, charges and related expenses in connection with the Permitted Receivables Facility, minus (b) to the extent included in such consolidated interest expense for such Measurement Period, the sum, without duplication, of (i) extinguishment charges relating to the early extinguishment of Indebtedness or obligations under Swap Contracts, (ii) noncash amounts attributable to the amortization of debt discounts or accrued interest payable in kind, (iii) noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period, (iv) interest income treated as such in accordance with GAAP and (v) fees and expenses, original issue discount and upfront fees, in each case of or by Ashland and its Subsidiaries on a consolidated basis for such Measurement Period. For all purposes hereunder, Consolidated Interest Charges shall be calculated on a Pro Forma Basis unless otherwise specified.

“Consolidated Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA of Ashland and its Subsidiaries on a consolidated basis to (b) Consolidated Interest Charges, in each case for the most recently completed Measurement Period for which financial statements have been delivered pursuant to Section 6.01.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Ashland and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period (unless such restrictions on dividends or similar distributions have been legally and effectively waived), except that Ashland’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, (b) any after-tax income (or after-tax loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that Ashland’s equity in such income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to Ashland or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Ashland as described in clause (a) of this proviso), (c) any after-tax gain or after-tax loss realized as a result of the cumulative effect of a change in accounting principles or the implementation of new accounting standards related to revenue and lease accounting, (d) any after-tax gain or after-tax loss attributable to any foreign currency hedging arrangements or currency fluctuations, (e) after-tax extinguishment charges relating to the early extinguishment of Indebtedness and obligations under Swap Contracts and after-tax extinguishment charges relating to upfront fees and original issue discount on Indebtedness, (f) any pension or other post-retirement after-tax gain or after-tax expense for such Measurement Period, (g) fees, expenses and non-recurring charges relating to the Transactions and (h) any environmental reserve adjustments related to the Environmental Trust; provided, further, that Consolidated Net Income shall be reduced by the amount of any cash payments made during such Measurement Period relating to pension and other post-retirement costs (except for any payments made in respect of the funding of pension plans in excess of the amount of required regulatory contributions for such Measurement Period (as reasonably determined by Ashland)).

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date minus the amount of Ashland’s and its Subsidiaries’ unrestricted cash and Cash Equivalents as of such date that are or would be included on a balance sheet of Ashland and its Subsidiaries as of such date to (b) Consolidated EBITDA of Ashland and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period for which financial statements have been delivered pursuant to Section 6.01.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corrective Extension Amendment” has the meaning specified in Section 2.16(d).

“Covered Party” has the meaning specified in Section 10.21(a).

“Credit Extension” means each of the following: (a) a Borrowing or (b) an L/C Credit Extension.

“CRR” means the Council Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012.

“Currencies” means Dollars and Euros.

“Currency Due” has the meaning specified in Section 10.19.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Switzerland or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Loans or Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans under the Revolving Credit Facility plus (iii) 2% per annum; (b) when used with respect to a Loan, an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum; and (c) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Revolving Credit Loans or participations in L/C Obligations or Swing Line Loans, within two Business Days of the date required to be funded by it hereunder, unless (i) such obligation is the subject of a good faith dispute or (ii) such Lender notifies the Administrative Agent and Ashland in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified Ashland, or the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority or (ii) in the case of a Solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the Law of the country where such Person is subject to home jurisdiction supervision if applicable Law requires that such appointment not be publicly disclosed, in any such case, where such ownership or action does not (A) result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or (B) permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Defeased Debt” means any Indebtedness of Ashland or any Subsidiary that, as of the applicable date of determination, is the subject of a legal or covenant defeasance pursuant to the applicable provisions of the indenture or other instrument governing such Indebtedness or pursuant to which such Indebtedness was issued or incurred.

“Determination Date” has the meaning specified in the definition of “Pro Forma Basis”.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests) pursuant to a sinking fund or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests) in whole or in part, (iii) provides for scheduled payments of dividends to be made in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case prior to the date that is 91 days after the Latest Maturity Date of the Loans and Commitments then outstanding, except, in the cases of clauses (i) and (ii), if as a result of a change of control or asset sale, but only if any rights of the holders thereof upon the occurrence of such change of control or asset sale are subject to the prior payment in full of all Obligations (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Guaranteed Cash Management Agreements, Guaranteed Foreign Lien of Credit Agreements, Guaranteed Hedge Agreements or Guaranteed Letter of Credit Agreements), the cancellation or expiration of all Letters of Credit and the termination of the Aggregate Commitments.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in Euros, the equivalent in Dollars of such amount, as determined by the Administrative Agent or the applicable L/C Issuer, as applicable, pursuant to Section 1.05 using the Spot Rate with respect to such currency at the time in effect under the provisions of such Section (or determined as otherwise expressly provided herein).

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environment” means ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Audit” has the meaning specified in Section 6.13(c).

“Environmental Claim” has the meaning specified in Section 5.09(iv).

“Environmental Laws” means the common law and any and all Federal, State, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials) or the generation, handling, use, storage, treatment, transport, Release or threat of Release of any Hazardous Materials, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Ashland, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Environmental Trust” means the renewable trust for ongoing and future environmental liabilities, cost and expenses related to a release or threatened release of hazardous substances or pollutants into the environment and related third-party claims.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that Equity Interests shall not include any securities to the extent constituting “Indebtedness” for purposes of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Ashland or any Subsidiary solely within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Ashland, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Ashland, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan, the receipt by Ashland, any Subsidiary or any ERISA Affiliate of any notice concerning the imposition of withdrawal liability (as defined in Part 1 of Subtitle E of Title IV of ERISA) or notification that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Title IV of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code; (f) the failure to make by its due date a required contribution under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (g) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to Ashland or any Subsidiary; or (h) the imposition by the PBGC of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Ashland, any Subsidiary or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned to it in Section 9.14(a).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.14(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.

“EURIBOR Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“Euros,” “EUR” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Banking Day” means for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, a TARGET Day.

“Eurocurrency Rate” means, with respect to any Borrowing for any Interest Period denominated in Euros, the greater of (i) the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a period comparable in length to such Interest Period (the “EURIBOR Rate”), at approximately 11:00 a.m. (Brussels time) two Eurocurrency Banking Days prior to the commencement of such Interest Period and (ii) the Floor.

“Eurocurrency Rate Loan” means a Revolving Credit Loan that bears interest at a rate based on the Adjusted Eurocurrency Rate.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. The Adjusted Eurocurrency Rate for each outstanding Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Guarantor” means any Guarantor all or a portion of whose Guarantee of any Swap Obligation (or any Guarantee thereof) is or becomes an Excluded Swap Obligation.

“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on or measured by its net income (however denominated), and franchise, capital, gross receipts or net worth Taxes imposed on it in lieu of net income Taxes (other than any such gross receipts Taxes that are withholding Taxes), in each case as a result of such recipient being organized under the laws of, or having its applicable Lending Office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or as a result of any other present or former connection between such recipient and the jurisdiction imposing such Taxes (other than any such connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, entered into any other transaction pursuant to or enforced any Loan Documents), (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Tax, in each case imposed by a jurisdiction described in clause (a), (c) any backup withholding Tax that is required by the Code to be withheld from amounts payable to such Lender or L/C Issuer, (d) in the case of a Lender or L/C Issuer (other than with respect to any interest in any Loan or Commitment acquired pursuant to an assignment request by Ashland under Section 10.13) but only with respect to a Loan or Letter of Credit made or issued to Ashland, any U.S. Federal withholding Tax that is required to be imposed on amounts payable to or for the account of such Lender or L/C Issuer pursuant to the Laws in force at the time such Lender or L/C Issuer becomes a party hereto (or designates a new Lending Office) or, with respect to any additional interest in any Commitment, or any Loan not funded pursuant to a Commitment by such Lender or L/C Issuer, acquired after such Lender or L/C Issuer becomes a party hereto, at the time such additional interest was acquired by such Lender or L/C Issuer, except to the extent that such Lender or L/C Issuer (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office or the acquisition of such interest (or additional interest) by assignment, as applicable, to receive additional amounts from a Loan Party with respect to such withholding Tax pursuant to Section 3.01(a)(2), (e) any Tax that is attributable to such Lender’s or L/C Issuer’s failure to comply with Section 3.01(e), and (f) any U.S. Federal withholding Tax imposed pursuant to FATCA.

“Existing Class” has the meaning specified in Section 2.16(a).

“Existing Credit Agreement” has the meaning specified in the Preliminary Statements.

“Existing Dutch Borrower” has the meaning specified in the Preliminary Statements.

“Existing Dutch Notes” means the 2.00% Senior Notes due 2028 (issued by the Existing Dutch Borrower).

“Existing Dutch Notes Documents” means any indenture among the Existing Dutch Borrower, as issuer, any guarantors party thereto and a trustee with respect to the Existing Dutch Notes and all other agreements, instruments and other documents pursuant to which the Existing Dutch Notes have been or will be issued or otherwise setting forth the terms of the Existing Dutch Notes.

“Existing Letters of Credit” means the letters of credit listed on Schedule 2.03(a).

“Existing Senior Notes” means (i) the 3.375% Senior Notes due 2031 and (ii) the 6.875% Senior Notes due 2043 (in each case, issued by Ashland).

“Existing Senior Notes Documents” means any indenture among Ashland, as issuer, any guarantors party thereto and a trustee with respect to the Existing Senior Notes and all other agreements, instruments and other documents pursuant to which the Existing Senior Notes have been or will be issued or otherwise setting forth the terms of the Existing Senior Notes.

“Extended Maturity Commitments” has the meaning specified in Section 2.16(a).

“Extended Maturity Loans” has the meaning specified in Section 2.16(a).

“Extending Lender” has the meaning specified in Section 2.16(b).

“Extension Amendment” has the meaning specified in Section 2.16(c).

“Extension Election” has the meaning specified in Section 2.16(b).

“Extension Maximum Amount” has the meaning specified in Section 2.16(b).

“Extension Request” has the meaning specified in Section 2.16(a).

“Facility” means the respective facility and commitments used in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there are three Facilities, i.e., the Revolving Credit Facility, the Swing Line Sublimit and the Letter of Credit Sublimit.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current and future regulations or other official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the current Code (or any amended or successor version described above) and, for the avoidance of doubt, any intergovernmental agreements in respect thereof (and any legislation, regulations or other official guidance adopted by a Governmental Authority implementing such intergovernmental agreements).

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means the Fee Letter dated May 4, 2026, among Ashland and the Arrangers.

“Floor” means a rate of interest equal to 0.0%.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Foreign Lender” means any Lender or any L/C Issuer, in each case, that is not a United States person as that term is defined in Section 7701(a)(30) of the Code.

“Foreign Line of Credit Agreement” means any agreement to provide loans and letters of credit to a Foreign Subsidiary of Ashland that is designated in the instrument governing such line of credit or in a separate letter of designation delivered to the Administrative Agent as a foreign line of credit under this Agreement and notified to the Administrative Agent as such.

“Foreign Line of Credit Bank” means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to a Foreign Line of Credit Agreement permitted under Article VII.

“Foreign Plan” has the meaning specified in Section 5.12(d).

“Foreign Subsidiary” means a Subsidiary organized under the Laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Revolving Credit Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Revolving Credit Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local, county, province or otherwise and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements by and between Ashland or any of its Subsidiaries and any Cash Management Bank.

“Guaranteed Foreign Line of Credit Agreement” means any Foreign Line of Credit Agreement by and between any of Ashland’s Foreign Subsidiaries and any Foreign Line of Credit Bank; provided that the aggregate amount of Indebtedness under Guaranteed Foreign Line of Credit Agreements shall not exceed $50,000,000.

“Guaranteed Hedge Agreement” means any Swap Contract required or permitted under Article VII by and between Ashland or any of its Subsidiaries and any Hedge Bank.

“Guaranteed Letter of Credit Agreements” means any letter of credit agreement by and between Ashland or any of its Subsidiaries and any Guaranteed Letter of Credit Bank that is designated in the instrument governing such letter of credit or in a separate letter of designation delivered to the Administrative Agent as a letter of credit agreement under this Agreement and notified to the Administrative Agent as such; provided that the aggregate amount of Indebtedness under Guaranteed Letter of Credit Agreements at any time outstanding shall not exceed $100,000,000.

“Guaranteed Letter of Credit Bank” means any Person that, at the time it enters into a letter of credit agreement or on the Closing Date with regard to any letter of credit agreement existing on the Closing Date, is the Administrative Agent, an Arranger, a Lender or an Affiliate of any of the foregoing, in its capacity as a party to such letter of credit agreement.

“Guarantor” means, solely with respect to the Obligations of the Swiss Borrower, Ashland.

“Guaranty” means, collectively, the Guaranty made by the Guarantor in favor of the Administrative Agent, the Lenders and the L/C Issuers, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, substantially in the form of Exhibit H.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all other substances, wastes, pollutants, chemicals, compounds, materials, or contaminants of any nature and in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls and radon gas regulated pursuant to, or which can give rise to liability under, any Environmental Law.

“Hedge Bank” means any Person (i) that, at the time such Swap Contract was entered into or on the Closing Date with regard to any Swap Contracts existing on the Closing Date, was the Administrative Agent, an Arranger, a Lender or an Affiliate of any of the foregoing, in its capacity as a party to such Swap Contract or (ii) that is party to any Swap Contract permitted under Article VII existing on the Closing Date, in its capacity as a party to such Swap Contract.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Domestic Subsidiary” means any Immaterial Subsidiary that is organized under the Laws of the United States, any State thereof or the District of Columbia. As of the Restatement Effective Date, the Immaterial Domestic Subsidiaries are those set forth on Schedule 1.02, and the determination of Immaterial Domestic Subsidiaries as of the Restatement Effective Date shall be based on the net income and assets of Ashland and its Subsidiaries as set forth in (i) the audited consolidated balance sheet of Ashland, dated as of September 30, 2025, and (ii) the audited consolidated net income statement of Ashland, dated as of September 30, 2025.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary that, together with its Subsidiaries on a consolidated basis, during (or, in the case of assets, as of the last day of) the Measurement Period most recently ended prior to such date of determination accounts for (or to which may be attributed) 5.0% or less of the net income or assets (determined on a consolidated basis) of Ashland and its Subsidiaries during (or, in the case of assets, as of the last day of) such Measurement Period; provided that, as of any date of determination, the aggregate consolidated net income or assets for all Immaterial Subsidiaries during (or, in the case of assets, as of the last day) of the Measurement Period most recently ended prior to such date of determination shall not exceed 10.0% of the total net income or assets of Ashland and its Subsidiaries during (or, in the case of assets, as of the last day of) such Measurement Period, and if the aggregate consolidated net income or assets for all Immaterial Subsidiaries during (or, in the case of assets, as of the last day) of such period so exceeds such threshold, then one or more of the Immaterial Subsidiaries (as determined by Ashland) shall for all purposes of this Agreement be deemed to be Material Subsidiaries until such excess shall have been eliminated.

“Increase Effective Date” has the meaning specified in Section 2.14(c).

“Incremental Revolving Commitments” has the meaning specified in Section 2.14(a).

“Incremental Revolving Loans” has the meaning specified in Section 2.14(d).

“Incremental Term Loans” has the meaning specified in Section 2.14(a).

“Incremental Term Loan Commitment” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, except to the extent that such instruments support Indebtedness of the type referred to in subclause (i) of the parenthetical in clause (d) of this defined term;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out or similar obligation that is a contingent obligation or that is not reasonably determinable as of the applicable date of determination and (iii) any earn-out or similar obligation that is not a contingent obligation and that is reasonably determinable as of the applicable date of determination to the extent that (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment therefor are in escrow);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person and all obligations of such Person under any Permitted Receivables Facility (but excluding intercompany obligations owed by a Special Purpose Finance Subsidiary to Ashland or any other Subsidiary in connection therewith);

(g) all Disqualified Equity Interests in such Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding the foregoing, the principal amount outstanding at any time of any Indebtedness issued with original issue discount shall be the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall be deemed incurred only as of the date of original issuance thereof.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvency Regulation” has the meaning specified in Section 6.18(a).

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan or Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan or Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to any Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the interest rate applicable to the relevant Currency), as specified in the applicable Committed Loan Notice; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the applicable Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 3.09 shall be available for specification in such Committed Loan Notice. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, collectively, the Letter of Credit Application relating to such Letter of Credit and all other documents, agreements and instruments entered into by the applicable L/C Issuer and Ashland (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 10.19.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.

“Laws” means, collectively, all international, foreign, Federal, State and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCA Election” has the meaning specified in Section 1.08(c).

“LCA Test Date” has the meaning specified in Section 1.08(c).

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each of (i) Scotiabank, (ii) Bank of America, N.A., JPMorgan Chase Bank, N.A. and PNC Bank, National Association, each solely with respect to their respective Existing Letters of Credit and any amendment, renewal or extension thereof, or pursuant to a separate agreement between such L/C Issuer and Ashland and (iii) each other Lender (or an Affiliate thereof) designated by Ashland from time to time (with the consent of such Lender or Affiliate) and reasonably acceptable to the Administrative Agent, in such Lender’s or Affiliate’s capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; provided that any L/C Issuer may agree to be an L/C Issuer with respect to up to a face amount of Letters of Credit less than the Letter of Credit Sublimit pursuant to a separate agreement between such L/C Issuer and Ashland.

“L/C Obligations” means, at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” and “Lenders” have the meanings specified in the introductory paragraph hereto (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption) and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender or such branches and Affiliates of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Ashland and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $125,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” has the meaning specified in Section 1.08(c).

“Loan” means an extension of credit by a Lender to either Borrower under Article II in the form of a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement and any amendment, waiver or consent under this Agreement in accordance with Section 10.01, (b) the Notes, (c) the Guaranty, (d) the Fee Letter, (e) the Agency Fee Letter, and (f) each Issuer Document.

“Loan Market Association” means the London trade association, which is the self-described authoritative voice of the syndicated loan markets in Europe, the Middle East and Africa.

“Loan Parties” means, collectively, the Borrowers and the Guarantor.

“Majority in Interest” when used in reference to Lenders of any Class, means, at any time, in the case of the Revolving Credit Lenders, Lenders holding more than 50% of the sum of the Total Outstandings with respect to the Revolving Credit Facility (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender and not by the L/C Issuer or the Swing Line Lender for purposes of this definition) and the aggregate unused Revolving Credit Commitments at such time; provided that, the unused Revolving Credit Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority in Interest.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of Ashland and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Domestic Subsidiary” means any Material Subsidiary that is organized under the Laws of the United States, any State thereof or the District of Columbia.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means with respect to the Revolving Credit Facility, the date that is five years after the Restatement Effective Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Ashland.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Ashland, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Bank Certificate” has the meaning specified in Section 3.01(e)(2)(ii)(IV).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Revolving Credit Note or a Swing Line Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrowers or the Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Guaranteed Cash Management Agreement, Guaranteed Foreign Line of Credit Agreement, Guaranteed Hedge Agreement or Guaranteed Letter of Credit Agreement, Erroneous Payment Subrogation Rights, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Notwithstanding the foregoing, in the case of any Excluded Swap Guarantor, “Obligations” shall not include Excluded Swap Obligations of such Excluded Swap Guarantor.

“OFAC” has the meaning specified in the definition of “Sanctions.”

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or the deed of incorporation and the articles of association; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes imposed with respect to any assignment (other than an assignment made pursuant to Section 3.07) as a result of any present or former connection between the assignor or assignee and the jurisdiction imposing such Tax (other than any such connection arising solely from such assignor or assignee having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, entered into any other transaction pursuant to or enforced any Loan Documents).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, Public Law No. 119-16, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” means (a) with respect to Revolving Credit Loans and Swing Line Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof on such date after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent of the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by a Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Ashland, any Subsidiary or any ERISA Affiliate or to which Ashland, any Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Receivables Facility” means any one or more receivables financings of Ashland or any Subsidiary thereof (including any Foreign Subsidiaries of Ashland) in which Ashland or such Subsidiary (i) sells (as determined in accordance with GAAP), conveys or otherwise contributes Permitted Securitization Transferred Assets to one or more Receivables Financiers, whether directly or via a Special Purpose Finance Subsidiary, (ii) borrows from such Receivables Financiers and secures such borrowings by a pledge of such Permitted Securitization Transferred Assets or (iii) otherwise conveys an interest in such Permitted Securitization Transferred Assets (and, in the case of a receivables financing involving a Special Purpose Finance Subsidiary, possibly all of the Special Purpose Finance Subsidiary’s property and assets) to such Receivables Financiers and, in the case of a receivables financing involving a Special Purpose Finance Subsidiary, finances its acquisition of such Permitted Securitization Transferred Assets; provided that (1) such receivables financing shall not involve any recourse to Ashland or any of its other Subsidiaries (other than the Special Purpose Finance Subsidiary) for any reason other than (A) repurchases of non-eligible receivables and related assets, (B) customary indemnifications (which shall in no event include indemnification for credit losses on Permitted Securitization Transferred Assets sold to the Special Purpose Finance Subsidiary) and (C) a customary limited recourse guaranty by Ashland of the obligations of any Subsidiary thereof becoming an originator under such Permitted Receivables Facility delivered in favor of the Special Purpose Finance Subsidiary or Receivables Financiers, as the case may be, (2) the Administrative Agent shall be reasonably satisfied with the structure of and documentation for any such transaction and that the terms of such transaction, including the discount at which receivables are sold, the term of the commitment of the Receivables Financier thereunder and any termination events, shall be (in the good faith understanding of the Administrative Agent) consistent with those prevailing in the market for similar transactions involving a receivables originator/servicer of similar credit quality and a receivables pool of similar characteristics, and (3) the documentation for such transaction shall not be amended or modified in any material respect without the prior written approval of the Administrative Agent, subject, in the case of any such facility under which a Foreign Subsidiary is the seller, conveyor or contributor of Permitted Securitization Transferred Assets, to variances to the foregoing that are customary under the Laws and procedures of the foreign jurisdiction to which such facility is subject and that are acceptable to the Administrative Agent.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness or other obligation of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness or other obligation so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, unless such excess is applied against and utilizes an available basket under Section 7.02, (b) if applicable, such modification, refinancing, refunding, renewal, replacement or extension (i) has a final maturity date equal to or later than the earlier of (x) 91 days after the Latest Maturity Date and (y) the final maturity date of the Indebtedness or other obligation being modified, refinanced, refunded, renewed, replaced or extended and (ii) has a Weighted Average Life to Maturity (calculated solely for the period between the date of issuance of such Indebtedness or other obligation and the Latest Maturity Date) equal to or greater than the Weighted Average Life to Maturity of the Indebtedness or other obligation being modified, refinanced, refunded, renewed, replaced or extended (calculated solely for the period between the date of issuance of such Indebtedness or other obligation and the Latest Maturity Date), (c) at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness or other obligation being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness or obligation being modified, refinanced, refunded, renewed, replaced or extended, (e) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed, replaced or extended Indebtedness or other obligation, taken as a whole, are market terms on the date such Indebtedness is incurred (as determined in good faith by Ashland) or are not materially less favorable to the Borrowers or the Lenders than the terms and conditions of the Indebtedness or other obligation being modified, refinanced, refunded, renewed, replaced or extended, taken as a whole; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or other obligation, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or other obligation or drafts of the documentation relating thereto, stating that Ashland has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Ashland within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (f) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the primary obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and there shall be no additional obligors on such modification, refinancing, refunding, renewal, replacement or extension than the obligors on the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Permitted Securitization Transferred Assets” means, with respect to Ashland or any Subsidiary (other than a Special Purpose Finance Subsidiary), Ashland’s or such Subsidiary’s accounts receivable, notes receivable or residuals, together with certain assets relating thereto (including any deposit accounts receiving collection on such receivables) and the right to collections thereon.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by Ashland or any Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “prime rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means, with respect to any calculation or determination for Ashland for any Measurement Period, that in making such calculation or determination on the specified date of determination (the “Determination Date”):

(a) pro forma effect will be given to any Indebtedness incurred by Ashland or any of its Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary) (“Incurred”) after the beginning of the Measurement Period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of the Measurement Period;

(b) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any Swap Contract applicable to the Indebtedness) had been the applicable rate for the entire reference period;

(c) Consolidated Interest Charges related to any Indebtedness no longer outstanding or to be repaid or redeemed on the Determination Date (only to the extent that the obligations giving rise to Consolidated Interest Charges will not be obligations of Ashland or any Subsidiary following the Determination Date), except for Consolidated Interest Charges accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the Determination Date (including, for the avoidance of doubt, Permitted Receivables Facilities), will be excluded as if such Indebtedness was no longer outstanding or was repaid or redeemed on the first day of the Measurement Period; and

(d) pro forma effect will be given to any investment, acquisition or disposition by Ashland and its Subsidiaries of companies, divisions or lines of businesses that qualify as reportable segments or discontinued operations, as those two terms are defined by GAAP, or that exceed 15% of Consolidated EBITDA for the Measurement Period, including any investment or acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became or ceased to be a Subsidiary after the beginning of the Measurement Period, that have occurred since the beginning of the Measurement Period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the Measurement Period (including expected cost savings (without duplication of actual cost savings) to the extent (i) such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article 11 of Regulation S‑X under the Securities Act of 1933 as interpreted by the Staff of the SEC, and as certified by a Responsible Officer or (ii) in the case of an acquisition or a disposition, such cost savings are reasonably identifiable and factually supportable and have been realized or are reasonably expected to be realized within 365 days following such acquisition or such disposition; provided that (A) Ashland shall have delivered to the Administrative Agent a certificate of the chief financial officer of Ashland, in form and substance reasonably satisfactory to the Administrative Agent, certifying that such cost savings meet the requirements set forth in this clause (ii), together with reasonably detailed evidence in support thereof, (B) if any cost savings included in any pro forma calculations based on the expectation that such cost savings will be realized within 365 days following such acquisition or such disposition shall at any time cease to be reasonably expected to be so realized within such period, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings and (C) the aggregate amount of expected cost savings included in Consolidated EBITDA pursuant to this clause (d) in any Measurement Period shall not exceed the greater of (x) 10% of Consolidated EBITDA for such Measurement Period (before giving effect to such adjustment for expected cost savings) and (y) $40,000,000). To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC” has the meaning specified in Section 10.21.

“QFC Credit Support” has the meaning specified in Section 10.21.

“Receivables Financier” means one or more Persons who are not Subsidiaries or Affiliates of Ashland and who are regularly engaged in the business of receivables securitization, which may include one or more asset-backed commercial paper conduits or commercial banks.

“Re-Domestication Requirements” means, with respect to any transaction effecting a re-domestication of Ashland’s or the Swiss Borrower’s jurisdiction of formation or, in the case of the Swiss Borrower, any other merger or consolidated, in each case referred to in Section 7.04(d), the following:

(a) Ashland or the Swiss Borrower, as applicable, shall have delivered to the Administrative Agent written notice of such re-domestication or other merger or consolidation not less than thirty (30) days prior to the effective date thereof (or such shorter period to which the Administrative Agent may in its discretion agree), which notice shall contain an explicit description of such re-domestication or other merger or consolidation, including an identification of the Person into which Ashland or the Swiss Borrower, as applicable would merge (the “Transaction Party”);

(b) Ashland or the Swiss Borrower, as applicable, shall have delivered to the Administrative Agent such additional information relating to such transaction, the structure and procedures thereof and the Transaction Party as the Administrative Agent may reasonably request;

(c) the Transaction Party shall be newly formed specially for the purpose of such re-domestication or such other merger or consolidation and shall have no assets, liabilities or business other than solely incidental to the re-domestication or such other merger or consolidation, and shall be duly formed, validly existing and in good standing, to the extent applicable, under the Laws of the United States, one of its States, the District of Columbia, Switzerland (solely in the case of the Swiss Borrower) or other jurisdiction approved by the Administrative Agent in its discretion and the Required Lenders and each Revolving Credit Lender, the Swing Line Lender and any L/C Issuer;

(d) all of the shareholders, members or partners, as applicable, of Ashland or the Swiss Borrower, as applicable, immediately prior to such merger or assignment shall be all of the shareholders, members or partners, as applicable, of the Transaction Party immediately after such merger or assignment (except for variances therefrom, if any, arising from fractional shares or other interests);

(e) Ashland or the Swiss Borrower, as applicable, shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that by operation of law or contract, immediately after such merger or assignment, the Transaction Party shall accede to and assume all of Obligations of Ashland or the Swiss Borrower, as applicable, under and pursuant to this Agreement and each of the other Loan Documents;

(f) Ashland or the Swiss Borrower, as applicable, and the Transaction Party shall have executed and delivered to the Administrative Agent and the Lenders such confirmations, joinders, assumptions and other agreements as the Administrative Agent may reasonably require to confirm such Obligations of the Transaction Party; and

(g) the Administrative Agent and the Lenders shall have received such opinions of counsel, documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence, good standing and authorization of the Transaction Party, the validity and enforceability of such indebtedness, liabilities and other obligations against the Transaction Party, the incumbency of officers or other Persons executing Loan Documents on behalf of the Transaction Party, and such other matters relating to Ashland or the Swiss Borrower, as applicable, the Transaction Party, its Subsidiaries, the Loan Documents or the re-domestication transaction or such other merger or consolidation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and “know your customer” information with respect to the Transaction Party reasonably requested by the Administrative Agent and the Lenders.

“Refinancing” has the meaning specified in the Preliminary Statements.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating of any Hazardous Material into or through the Environment, or into, from or through any building, facility or structure.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Currency (other than Dollars), (1) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender and not by the L/C Issuer or the Swing Line Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reset Date” has the meaning specified in Section 1.07.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, vice president, controller or manager of debt of a Borrower and, with respect to the Swiss Borrower, a board member authorized to represent the Swiss Borrower. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, “Responsible Officer” shall refer to a Responsible Officer of Ashland.

“Restatement Effective Date” means the date hereof.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof).

“Reuters” has the meaning specified in Section 1.07.

“Regulatory Authority” has the meaning specified in Section 10.07.

“Revaluation Date” means (a) the date of delivery of each Committed Loan Notice for a Borrowing in Euros, (b) the date of issuance (and extension or renewal, at the discretion of the Administrative Agent and/or any L/C Issuer) of any Letter of Credit denominated in Euros, (c) the date of conversion or continuation of any Revolving Credit Borrowing denominated in Euros, (d) the last day of each March, June, September and December or (e) if an Event of Default has occurred and is continuing, such additional dates as the Administrative Agent may reasonably specify.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and currency and, in the case of Eurocurrency Rate Loans and Term SOFR Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to each Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The term “Revolving Credit Commitment” will be deemed to include Incremental Revolving Commitments in the event of the creation of an Incremental Revolving Commitment pursuant to Section 2.14. As of the Restatement Effective Date, the aggregate principal amount of the Revolving Credit Commitments is $500,000,000.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit B-2.

“Sanctioned Country” means, at any time, a country, region or territory which is itself or whose government is the subject or target of any Sanctions (which, at the time of this Agreement, includes the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state where either Borrower maintains manufacturing facilities or His Majesty’s Treasury of the United Kingdom, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more, individually or in the aggregate, directly or indirectly, or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state where either Borrower maintains manufacturing facilities or His Majesty’s Treasury of the United Kingdom.

“S&P” means Standard & Poor’s Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Scotiabank” means The Bank of Nova Scotia, Houston Branch and its successors.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date, and after giving effect to any right of contribution, indemnification, reimbursement or similar right from or among the Loan Parties, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that then meets the criteria for recognition contained in Accounting Standard Codification 450 (formerly Statement of Financial Accounting Standards No. 5).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at https://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Special Purpose Finance Subsidiary” means any Subsidiary created solely for the purposes of, and whose sole activities shall consist of, acquiring and financing Permitted Securitization Transferred Assets pursuant to a Permitted Receivables Facility, and any other activity incidental thereto.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Ashland. The term “Subsidiary” shall not include Unrestricted Subsidiaries designated in compliance with Section 6.15 until re-designated as a Subsidiary in compliance therewith, except for purposes of Sections 5.09, 5.11, 5.12, 5.16, 5.23 and 5.24.

“Supported QFC” has the meaning specified in Section 10.21.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of § 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in the foregoing clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Scotiabank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Note” means a promissory note made by the Borrowers in favor of the Swing Line Lender evidencing Swing Line Loans made by the Swing Line Lender, substantially in the form of Exhibit B-3.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Swiss 10 Non-Bank Rule” means the rule that the aggregate number of creditors (including the Lenders), other than Swiss Qualifying Banks, under any Facility of the Swiss Borrower must not exceed 10 (ten), all in accordance with the meaning of the applicable Swiss Guidelines.

“Swiss 20 Non-Bank Rule” means the rule that the aggregate number of creditors (including the Lenders), other than Swiss Qualifying Banks, of the Swiss Borrower under all outstanding debts relevant for classification as debenture (Kassenobligation) (within the meaning of the applicable Swiss Guidelines and Swiss Tax laws), such as (intragroup) loans (if and to the extent intragroup loans are not exempt in accordance with article 14(a) of the Swiss Federal Ordinance on Swiss Withholding Tax), facilities and/or private placements (including under any Loan Document), must not at any time exceed 20 (twenty), all in accordance with the meaning of the applicable Swiss Guidelines.

“Swiss Borrower” has the meaning specified in the introductory paragraph.

“Swiss Borrower Revolving Credit Sublimit” means $150,000,000.

“Swiss Federal Tax Administration” means the tax authorities referred to in Article 34 of the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer, SR 642.21).

“Swiss Guidelines” means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt "Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)" vom 22. September 1986), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter no. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 "Kundenguthaben" vom 26. Juli 2011), circular letter no. 15 of 3 October 2017 (1-015-DVS-2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax, and Swiss stamp taxes (Kreisschreiben Nr. 15 "Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer sowie der Stempelabgaben" vom 3. Oktober 2017), circular letter no. 46 of 24 July 2019 (1-046-DVS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 betreffend steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen vom 24. Juli 2019), and circular letter no. 47 of 25 July 2019 (1-047-DVS-2019) in relation to bonds (Kreisschreiben Nr. 47 betreffend Obligationen vom 25. Juli 2019), in each case as issued, amended or replaced from time to time by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“Swiss Non-Bank Rules” means, collectively, the Swiss 10 Non-Bank Rule and the Swiss 20 Non-Bank Rule.

“Swiss Non-Qualifying Bank” means a Person which is not a Swiss Qualifying Bank.

“Swiss Qualifying Bank” means a Person (including any commercial bank or financial institution (irrespective of its jurisdiction of organization)) which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all in accordance with the applicable Swiss Guidelines.

“Swiss Withholding Tax” means the tax levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21), together with the related ordinances, regulations and the Swiss Guidelines, all as amended and applicable from time to time.

“Syndication Agent” means Citibank, N.A. in its capacity as syndication agent hereunder.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euros.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided, further, if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” means, as to any Borrowing, the Loans bearing interest at a rate based on Term SOFR comprising such Borrowing other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means $100,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means, on any date, the aggregate Outstanding Amount of all Revolving Credit Loans, L/C Obligations and Swing Line Loans on such date.

“Transactions” means the amendment and restatement of the Existing Credit Agreement pursuant to the terms hereof and the payment of fees and expenses in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR, Adjusted Eurocurrency or the Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) each Subsidiary listed on Schedule 1.01, (ii) any Subsidiary designated by a Responsible Officer as an Unrestricted Subsidiary in accordance with Section 6.15 subsequent to the Restatement Effective Date and (iii) each Subsidiary of an Unrestricted Subsidiary.

“US Borrower” has the meaning specified in the introductory paragraph hereto.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means, for purposes of Sections 5.25 and 6.21, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States. For any other usage, “U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“USA Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended, and all regulations thereunder.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.21.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or other obligation at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness or other obligation.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a Subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withholding Agent” means any Loan Party, the Administrative Agent and any other applicable withholding agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any

Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) When used herein, the phrase “to the knowledge of” (or words of similar import), when applied to either Borrower, shall mean the actual knowledge of any Responsible Officer thereof or such knowledge that a Responsible Officer should have in the carrying out of his or her duties with ordinary care.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Ashland or the Required Lenders shall so request, the Administrative Agent, the Lenders and Ashland shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or application thereof, as the case may be (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein or application thereof, as the case may be and (ii) Ashland shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or application thereof, as the case may be.

(c) Notwithstanding anything to the contrary contained in this Section 1.03 or in the definition of “Capitalized Leases”, any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards

Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

1.04 Rounding. Any financial ratios required to be maintained by Ashland pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, upon satisfaction of any and all conditions precedent to such automatic increase, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate of exchange for the purchase of Dollars with such currency (or the reverse thereof, as applicable) last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp., Refinitiv or any successor thereto (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or, if such service ceases to be available or ceases to provide that rate of exchange, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion. Notwithstanding the foregoing, not later than 1:00 p.m., New York City time, on each Revaluation Date, the Administrative Agent shall (x) determine the Spot Rate as of such Revaluation Date with respect to Euros and (y) give notice thereof to the applicable Lenders and Ashland. The Spot Rates so determined shall become effective (i) in the case of the initial Revaluation Date, on the Restatement Effective Date and (ii) in the case of each subsequent Revaluation Date, on the first Business Day immediately following such Revaluation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current exchange rate) be the Spot Rates employed in converting any amounts between Dollars and such currency.

1.08 Limited Condition Acquisitions. For purposes of (a) determining compliance with any provision of the Loan Documents which requires the calculation of a financial ratio, (b) determining compliance with representations, warranties, Defaults or Events of Default (other than for purposes of Section 2.14(d), or (c) testing availability under “baskets” set forth in the Loan Documents, in each case, in connection with an acquisition by Ashland or any of its Subsidiaries of any assets, business or Person permitted to be acquired by the Loan Documents, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing (any such acquisition, a “Limited Condition Acquisition”), at the option of Ashland (Ashland’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, Ashland could have taken such action on the relevant LCA Test Date in compliance with such ratio, “basket,” representation or warranty, then such ratio, “basket,” representation or warranty shall be deemed to have been complied with for the purposes of determining whether such acquisition is permitted. For the avoidance of doubt, if Ashland has made an LCA Election and any of the ratios or “baskets” for which compliance was determined or tested as of the LCA Test Date are subsequently exceeded as a result of fluctuations in any such ratio or “basket” (including due to fluctuations of the target of any Limited Condition Acquisition) at or prior to the consummation of the relevant transaction or action, such “baskets” or ratios will not be deemed to have been exceeded as a result of such fluctuations. If Ashland has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or “basket” on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or “basket” shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) had been consummated.

1.09 Designation of Ashland. The Swiss Borrower hereby appoints Ashland to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) Ashland may execute such documents and provide such authorizations on behalf of the Swiss Borrower as Ashland deems appropriate in its sole discretion and the Swiss Borrower shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to Ashland shall be deemed delivered to the Swiss Borrower and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by Ashland on behalf of the Swiss Borrower.

1.10 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.11 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Term SOFR, the Eurocurrency Rate, the Adjusted Eurocurrency Rate or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR, the Eurocurrency Rate, the Adjusted Eurocurrency Rate, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, EURIBOR, Adjusted Eurocurrency Rate or any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, EURIBOR, Adjusted Eurocurrency Rate or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to either Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans in Dollars or Euros (each such loan, a “Revolving Credit Loan”) to each Borrower from time to time, on any Business Day during the Availability Period, in an aggregate principal amount the Dollar Equivalent of which does not exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment; provided further that at no time shall any Revolving Credit Lender be obligated to make a Revolving Credit Loan to the Swiss Borrower if the making of such Revolving Credit Loan would result in the portion of the Total Revolving Credit Outstandings attributable to Revolving Credit Loans and Swing Line Loans made to, and Letters of Credit issued for the account of, the Swiss Borrower exceeding the Swiss Borrower Revolving Credit Sublimit. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans, Eurocurrency Rate Loans or Term SOFR Loans, as further provided herein; provided that Revolving Credit Loans denominated in Euros shall be Eurocurrency Rate Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans or Term SOFR Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 1:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans denominated in Dollars or of any conversion of Term SOFR Loans denominated in Dollars to Base Rate Loans, (ii) 1:00 p.m. four Business Days prior to the requested date of any Borrowing of or continuation of Eurocurrency Rate Loans denominated in Euros and (iii) 1:00 p.m. on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the applicable Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans and Term SOFR Loans shall be in a principal amount equal to the Borrowing Minimum or a whole multiple equal to the Borrowing Multiple in excess thereof; provided that, in each case, a Borrowing consisting of Eurocurrency Rate Loans or Term SOFR Loans that results from a continuation of an outstanding Borrowing consisting of Eurocurrency Rate Loans or Term SOFR Loans may be in an aggregate principal amount that is equal to such outstanding Borrowing. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $300,000 or a whole multiple of $100,000 in excess thereof; provided that, in each case, a Base Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the applicable Commitment. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans or Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) in the case of a Borrowing of Revolving Credit Loans, the applicable Borrower with respect to such Borrowing and (vii) in the case of a Borrowing of Revolving Credit Loans, whether such Borrowing is to be denominated in Dollars or Euros. If the applicable Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the applicable Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall, (i) if denominated in Dollars, be made as Base Rate Loans, (ii) if denominated in Euros, be made as a Eurocurrency Rate Loan, or (iii) in the case of an outstanding Eurocurrency Rate Loan or Term SOFR Loan, shall be continued as a Eurocurrency Rate Loan or Term SOFR Loan, as applicable, with an Interest Period of the same duration as the expiring Interest Period. If the applicable Borrower fails to specify a Borrower for such Borrowing, the applicable Borrower for such Borrowing will be Ashland. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans or Term SOFR Loan in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. If the applicable Borrower fails to specify the currency for such Borrowing, then the requested Borrowing shall be made in Dollars. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurocurrency Rate Loan or a Term SOFR Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Revolving Credit Loans, as the case may be, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. (or, in the case of Eurocurrency Rate Loans denominated in Euros, not later than 10:00 a.m.) on the Business Day specified in the applicable Committed Loan Notice; provided that in the case of a Revolving Credit Borrowing on the Restatement Effective Date, each Appropriate Lender shall make the amount of its Loan available in immediately available funds at the Administrative Agent’s Office not later than one hour after the Administrative Agent provides notice of the satisfaction of the conditions to the initial funding on the Restatement Effective Date. Upon satisfaction (or waiver in accordance with Section 10.01) of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Scotiabank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the applicable Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the applicable Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan or Term SOFR Loan, as applicable, may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan or Term SOFR Loan. If an Event of Default has occurred and is continuing, no Loans of any Class may be requested as, converted to or continued as Eurocurrency Rate Loans or Term SOFR Loans without the consent of a Majority in Interest of the Lenders of such Class.

(d) The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans or Term SOFR Loans, as applicable, upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify Ashland and the Lenders of any change in Scotiabank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other and all continuations of Revolving Credit Loans as the same Type, there shall not be more than six Interest Periods in effect in respect of the Revolving Credit Facility.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Restatement Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or Euros for the account of Ashland or its Subsidiaries (other than a Special Purpose Finance Subsidiary), and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of Ashland or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by Ashland for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Ashland that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Ashland’s and its Subsidiaries’ ability to obtain Letters of Credit shall be fully revolving, and accordingly Ashland and its Subsidiaries may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. From and after the Closing Date, all Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) No L/C Issuer shall issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless a Majority in Interest of the Revolving Credit Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate in any material respect one or more policies of such L/C Issuer applicable to letters of credit generally and customary for issuers of letters of credit;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $10,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars or Euros;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) (x) a default of any Lender’s obligations to fund under Section 2.03(c) exists or (y) any Revolving Credit Lender is at such time a Defaulting Lender hereunder, in each case unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with Ashland or such Lender to eliminate such L/C Issuer’s actual or reasonably determined potential Fronting Exposure (after giving effect to Sections 2.15(a)(iv) and 2.15(a)(v)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or reasonably determined potential Fronting Exposure.

(iv) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Ashland delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from Ashland and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Ashland (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) If Ashland so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, Ashland shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time, to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or Ashland that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to Ashland and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(v) For so long as any Letter of Credit issued by an L/C Issuer other than Scotiabank is outstanding, such L/C Issuer shall deliver to the Administrative Agent on the last Business Day of each calendar month, and on each date that an L/C Credit Extension occurs with respect to any such Letter of Credit, a report in the form of Exhibit F hereto, appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify Ashland and the Administrative Agent thereof. Not later than 11:00 a.m. (or, in the case of a Letter of Credit denominated in Euros, not later than noon) on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Ashland shall reimburse such L/C Issuer through the Administrative Agent in an amount in the applicable currency of such drawing equal to the amount of such drawing; provided that, if notice of any drawing permitted hereunder is not provided to Ashland prior to 9:00 a.m. on the Honor Date, then Ashland shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on the next succeeding Business Day and such extension of time shall be reflected in computing fees in respect of the applicable Letter of Credit. If Ashland fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, Ashland shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans in Dollars to be disbursed on the Honor Date (or the next succeeding Business Day, as the case may be) in an amount equal to the Dollar Equivalent of the Unreimbursed Amount (determined as of the Honor Date), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Loan (which, solely in the case of a drawing denominated in Dollars, shall be a Base Rate Loan) under the Revolving Credit Facility to Ashland in such amount. The Administrative Agent shall remit the funds so received to such L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Ashland shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in an amount equal to, and denominated in the applicable currency of, the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender shall make the payment set forth in Section 2.03(c)(ii) regardless of the satisfaction of the conditions set forth in Section 4.02 and such Revolving Credit Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, Ashland or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of Ashland to reimburse such L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s committed Loan included in the relevant committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of such L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Ashland or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the applicable currency of such Letter of Credit in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of Ashland to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Ashland or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Ashland or any of its Subsidiaries;

provided that the foregoing shall not excuse any L/C Issuer from liability to Ashland or any Subsidiary to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by Ashland or such Subsidiary to the extent permitted by applicable Law) suffered by Ashland or such Subsidiary that are caused by such L/C Issuer’s gross negligence or willful misconduct.

Ashland shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Ashland’s instructions or other irregularity, Ashland will immediately notify the applicable L/C Issuer. Ashland shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and Ashland agree that, in paying any drawing under a Letter of Credit, the L/C Issuers shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or a Majority in Interest of the Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Ashland hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Ashland’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties or any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Ashland may have a claim against an L/C Issuer, and an L/C Issuer may be liable to Ashland, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Ashland which Ashland proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of any L/C Issuer, (i) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) if, after the issuance of any Letter of Credit, any Revolving Credit Lender becomes a Defaulting Lender or (iii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, then Ashland shall, in each case, as promptly as practicable (and in any event within two Business Days) Cash Collateralize, as applicable, in an amount in Dollars sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender), (A) the then Outstanding Amount of all L/C Obligations owing to the applicable L/C Issuer or (B) in the case of clause (ii) above, the Applicable Revolving Credit Percentage of such Defaulting Lender of the then Outstanding Amount of all L/C Obligations owing to the applicable L/C Issuer, or, in the case of clause (iii), provide a back-to-back letter of credit in a face amount at least equal to the then undrawn amount of such L/C Obligation from an issuer and in form and substance reasonably satisfactory to the applicable L/C Issuer. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. Ashland hereby grants to the Administrative Agent, for the benefit of the applicable L/C Issuer and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent or the applicable L/C Issuer. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or the applicable L/C Issuer or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, Ashland will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent or the applicable L/C Issuer, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer. To the extent that, at any time, the amount of Cash Collateral exceeds the aggregate Outstanding Amount of all L/C Obligations at such time and so long as no Event of Default has occurred and is continuing, the excess shall be promptly refunded to Ashland.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and Ashland when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. Ashland shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent (determined as of the applicable date of determination) of the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Revolving Credit Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Majority in Interest of the Revolving Credit Lenders, while any Event of Default pursuant to Section 8.01(a) exists, all overdue Letter of Credit Fees shall accrue at the Default Rate. Fees payable under this Section 2.03(i) with respect to any Letter of Credit shall be payable in Dollars.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Ashland shall pay directly to the respective L/C Issuer for its own account a fronting fee in Dollars with respect to each Letter of Credit issued by such L/C Issuer, at a rate separately agreed to between Ashland and such L/C Issuer, computed on the Dollar Equivalent (determined as of the applicable date of determination) of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, Ashland shall pay directly to such L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable. Fees payable under this Section 2.03(j) with respect to any Letter of Credit shall be payable in Dollars.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Ashland shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. Ashland hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Ashland, and that Ashland’s business derives substantial benefits from the businesses of such Subsidiaries.

(m) Resignation of any L/C Issuer. Any L/C Issuer may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and Ashland. After the resignation of an L/C Issuer hereunder, the retiring L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees it may, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.04, in its sole discretion make loans in Dollars (each such loan, a “Swing Line Loan”) to either Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that the Swing Line Lender shall be under no obligation to make Swing Line Loans at any time if any Lender is at such time a Defaulting Lender hereunder (unless that Defaulting Lender’s participation in the Swing Line Loan would be reallocated, in full, to non-Defaulting Lenders in accordance with Section 2.15(a)(iv)); provided, further, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of

all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, and provided, further, that neither Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, either Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the principal amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the applicable Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date or such later time on the requested borrowing date as may be approved by the Swing Line Lender in its sole discretion, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (or, in the case of the Swiss Borrower, $200,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first and the second provisos to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower.

(c) Refinancing of Swing Line Loans. (i)The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish Ashland with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender shall make the payment set forth in Section 2.04(c)(i) regardless of the satisfaction of the conditions set forth in Section 4.02 and such Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the applicable Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans. Until each Revolving Credit

Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Optional.

(i) The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (2) on the date of prepayment of Base Rate Loans or (3) three Business Days prior to any date of prepayment of Term SOFR Loans; (B) any prepayment of Eurocurrency Rate Loans and Term SOFR Loans shall be in a principal amount equal to the Borrowing Minimum or a whole multiple equal to the Borrowing Multiple in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $300,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment with respect to each Class of Loans to be prepaid and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans or Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of any facility or instrument refinancing all or a portion of the outstanding Revolving Credit Loans and Revolving Credit Commitments or upon the consummation of an acquisition transaction, in which case such notice of prepayment may be revoked by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Any prepayment of a Eurocurrency Rate Loan and Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(ii) Each prepayment of Revolving Credit Loans shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(iii) The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.

(i) If for any reason (A) the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time (other than as a result of any revaluation of the Dollar Equivalent of the Total Revolving Credit Outstandings on any Revaluation Date in accordance with Section 1.07) or (B) the Total Revolving Credit Outstandings at any time exceed 103% of the Revolving Credit Facility at such time (solely as a result of any revaluation of the Dollar Equivalent of the Total Revolving Credit Outstandings on any Revaluation Date in accordance with Section 1.07), the Borrowers shall immediately (or, in the case of clause (B), within two Business Days after receipt of notice from the Administrative Agent of such event) prepay Revolving Credit Loans, L/C Borrowings and Swing Line Loans and/or Cash Collateralize such L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(ii) Prepayments of the Revolving Credit Facility made pursuant to clause (i) of this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers) to reimburse the applicable L/C Issuer or the Revolving Credit Lenders, as applicable.

2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrowers may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit. A notice of termination or reduction of the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of any facility or instrument refinancing all or a portion of the outstanding Revolving Credit Commitments or upon the consummation of an acquisition transaction, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Mandatory. If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, the Swing Line Sublimit or the Revolving Credit Commitments under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit

Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) Revolving Credit Loans. The Borrowers shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(b) Swing Line Loans. The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurocurrency Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; (iii) each Term SOFR Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate for such Facility; and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by either Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(e) In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify Ashland and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(f) When entering into this Agreement and without prejudice to the provisions of Section 3.01, the parties hereto have assumed in bona fide that the interest payable under this Agreement is not and will not become subject to Swiss Withholding Tax.

(g) Notwithstanding that the parties hereto do not anticipate that any interest payment will be subject to Swiss Withholding Tax, should any deduction or withholding on the account of Swiss Withholding Tax be required under Swiss law, and should it be unlawful for the Swiss Borrower to comply with Section 3.01(a) and/or Section 3.01(c) for any reason (where this would otherwise be required by the terms of Section 3.01(a) and Section 3.01(c)):

(i) the interest rate shall be the rate that would have applied to that interest payment as provided for in this Section 2.08 in the absence of this paragraph (g), divided by the factor 1 (one) minus the rate at which the relevant deduction or withholding of Swiss Withholding Tax is required to be made (where the rate at which the relevant deduction or withholding of Swiss Withholding Tax is required to be made is for the purpose of this calculation expressed as a fraction of 1 (one) rather than as a percentage); and

(ii) the Swiss Borrower shall pay the relevant interest at the adjusted rate in accordance with this Section 2.08(g), make the deduction or withholding of Swiss Withholding Tax on the interest so recalculated, and all references to a rate of interest under the Loan Documents (solely in respect of Loans made to the Swiss Borrower) shall be construed accordingly.

(h) To the extent that any amount payable by the Swiss Borrower under any Loan Document becomes subject to Swiss Withholding Tax, each relevant Lender and the Swiss Borrower shall promptly cooperate by completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary (i) for the Swiss Borrower to obtain authorization to make interest payments without them being subject to Swiss Withholding Tax (or, as the case may be, at a treaty rate lower than the domestic tax rate) and (ii) to ensure that any Person which is entitled to a full or partial refund under any applicable double taxation treaty is so refunded.

2.09 Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fees.

(i) Ashland shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Restatement Effective Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b) Other Fees.

(i) Ashland shall pay to the Administrative Agent and each Arranger for their own respective accounts, fees as separately agreed among Ashland and the Administrative Agent or such Arranger, as the case may be. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) Ashland shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of Ashland or for any other reason, Ashland or the Lenders reasonably determine that (i) the Consolidated Net Leverage Ratio as calculated by Ashland as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, then the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, Ashland, and the Swiss Borrower if applicable, shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in the currency as specified herein (or, if no such currency is so specified, Dollars) and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be. For the avoidance of doubt, all payments made by the Borrowers hereunder with respect to principal of and interest on Loans denominated in Euros shall be made in such currency to such account as may be specified by the Administrative Agent. If, for any reason, either Borrower is prohibited by any Law from making any required payment hereunder in Euros, such Borrower shall make such payment in Dollars in the Dollar Equivalent (determined as of the applicable date of determination) of such currency’s payment amount.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing of Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such

Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by either Borrower under this Section 2.12(b) shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, (A) if such amount is denominated in Dollars, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) if such amount is denominated in Euros, the rate reasonably determined by the Administrative Agent to be its cost of funding such amount.

A notice of the Administrative Agent to any Lender or either Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of such Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of such Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of such Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of such Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of such Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders in respect of such Facility ratably in accordance with the aggregate amount of Obligations in respect of such Facility then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the applicable Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply) or (C) Cash Collateral or other security given by either Borrower or any Lender to the L/C Issuer pursuant to this Agreement.

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.14 Increase in Facility.

(a) Request for Increase. Upon notice to the Administrative Agent, the Borrowers may at any time and from time to time request (x) an increase in the Revolving Credit Facility (the “Incremental Revolving Commitments”) by an amount (for all such requests, together with all requests pursuant to clause (y) below) not exceeding the greater of (A) $500,000,000 and (B) an amount equal to 1.00x Consolidated EBITDA for the most recently ended four fiscal quarter period of Ashland (as set forth in the applicable Compliance Certificate delivered pursuant to Section 6.02(b)); provided that any such request for an increase shall be in a minimum amount of $5,000,000, and/or (y) one or more new tranches of term loans hereunder (each, an “Incremental Term Loan Commitment” and the loans made pursuant thereto, the “Incremental Term Loans”) by an amount (for all such requests, together with all requests pursuant to clause (x) above) not exceeding the greater of (A) $500,000,000 and (B) an amount equal to 1.00x Consolidated EBITDA for the most recently ended four fiscal quarter period of Ashland (as set forth in the applicable Compliance Certificate delivered pursuant to Section 6.02(b)); provided that any such request for an increase shall be in a minimum amount of $5,000,000.

(b) Additional Lenders. Each request for increase or Incremental Term Loan Commitment pursuant to Section 2.14(a) shall specify the identity of each Eligible Assignee to whom the Borrowers propose any portion of such increased Incremental Revolving Commitments or such Incremental Term Loan Commitment be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased Incremental Revolving Commitments or the Incremental Term Loan Commitments may elect or decline, in its sole discretion, to provide such increased Incremental Revolving Commitments or such Incremental Term Loan Commitments. Any such allocation to an Eligible Assignee shall be subject to the approval of the Administrative Agent and (solely with respect to an Incremental Revolving Commitment) each L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld) and shall be further subject to compliance with the Swiss Non-Bank Rules.

(c) Effective Date and Allocations. If the Revolving Credit Facility is increased or any Incremental Term Loan Commitment is created in accordance with this Section 2.14, the Administrative Agent and Ashland shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase or creation. The Administrative Agent shall promptly notify Ashland and the Lenders of the final allocation of such increase or creation and the Increase Effective Date.

(d) Conditions to Effectiveness of Increase. As a condition precedent to such increase or creation, (w) the Borrowers shall deliver to the Administrative Agent a certificate of each Borrower (or, in the case of the creation of an Incremental Term Loan Commitment, of Ashland) dated as of the Increase Effective Date signed by a Responsible Officer (i) certifying and attaching the resolutions adopted by each Borrower (or, in the case of the creation of an Incremental Term Loan Commitment, by Ashland) approving or consenting to such increase or creation, and (ii) certifying that, before and after giving effect to such increase or creation, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or in all respects, as the case may be) as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 (provided that, notwithstanding the requirements of Section 4.02, if the Incremental Revolving Commitments or the Incremental Term Loan Commitments are to be used to finance a Limited Condition Acquisition, then the condition specified in this clause (A) may be limited to (x) customary specified representations and warranties with respect to Ashland and the Subsidiaries and (y) customary specified acquisition agreement representations and warranties with respect to the Person to be acquired), (B) no Default or Event of Default has occurred and is continuing or will result from such increase or creation and the use of proceeds thereof (provided that, notwithstanding the requirements of Section 4.02, if the Incremental Revolving Commitments or the Incremental Term Loan Commitments are to be used to finance a Limited Condition Acquisition, then the condition specified in this clause (B) may be limited to Defaults described in clauses (a) and (f) of Section 8.01) and (C) Ashland shall be in compliance, on a Pro Forma Basis after giving effect to such increase or creation and the use of proceeds thereof, with the financial covenants set forth in Section 7.11 for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01 (with respect to Incremental Revolving

Commitments, assuming a full borrowing of the Incremental Revolving Loans thereunder), to the extent that the increase of the Commitments shall take the form of Incremental Revolving Commitments, the terms and provisions of Loans made pursuant to such Incremental Revolving Commitments (the “Incremental Revolving Loans”) shall be identical to the Revolving Credit Loans. Unless otherwise specifically provided herein, all references in the Loan Documents to Revolving Credit Loans shall be deemed to include references to Incremental Revolving Loans, as applicable, and all references to Loans shall be deemed to include references to Incremental Revolving Loans made pursuant to any Incremental Revolving Commitments made under this Section 2.14. With respect to the Incremental Revolving Commitments, the Borrowers shall prepay any Base Rate Loans outstanding on any Increase Effective Date and all Eurocurrency Rate Loans and Term SOFR Loans at the earlier of the end of the then current Interest Period with respect thereto or the occurrence of an Event of Default (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section 2.14; provided that any prepayment required pursuant to this sentence can be funded with the proceeds of one or more concurrent Borrowings under the Revolving Credit Facility. With respect to the Incremental Revolving Commitments, on any Increase Effective Date, each Revolving Credit Lender that increased its Revolving Credit Commitment pursuant to this Section 2.14 and each Revolving Credit Lender that became a Revolving Credit Lender in connection with this Section 2.14 (i) will be deemed to have purchased a participation in each then outstanding Eurocurrency Rate Loan or Term SOFR Loan that remains unpaid and Letter of Credit equal to its Applicable Revolving Credit Percentage of such Revolving Credit Loan or Letter of Credit and the participation of each other Revolving Credit Lender in such Letter of Credit shall be adjusted accordingly and (ii) will acquire (and will pay to the Administrative Agent, for the account of each Revolving Credit Lender, in immediately available funds, an amount equal to) its Applicable Revolving Credit Percentage of all Unreimbursed Amounts, including all L/C Borrowings. Incremental Revolving Commitments and Incremental Term Loan Commitments shall be evidenced by a joinder agreement satisfactory to the Administrative Agent and Ashland. Notwithstanding any other provision of any Loan Document, the Loan Documents may be amended by the Administrative Agent and the Borrowers (which amendment shall not require the consent of any Lender, other than any Lender participating in the applicable Incremental Revolving Commitments or Incremental Term Loan Commitments, as the case may be) in order to make any modifications, if necessary, to provide for Incremental Revolving Commitments and Incremental Term Loan Commitments and loans thereunder. Any upfront fees, arrangement fees or other similar fees for any Incremental Revolving Commitments or Incremental Term Loan Commitments shall be as agreed between the Borrowers and the applicable lenders providing such Incremental Revolving Commitments or Incremental Term Loan Commitments.

(e) With respect to the Incremental Term Loan Commitments, (i) the final stated maturity date of such tranche of Incremental Term Loans shall not be earlier than the Maturity Date in effect at the time such Incremental Term Loans are entered into, (ii) such tranche of Incremental Term Loans shall rank pari passu in right of payment with the Revolving Credit Loans, and (iii) the terms, conditions and documentation governing such Incremental Term Loans (including, without limitation, all representations, covenants, defaults, guaranties and remedies, but excluding economic terms), taken as a whole, shall be substantially the same as, or less favorable to the Lenders providing such Incremental Term Loans than, those terms and conditions applicable to the Lenders with respect to the Revolving Commitments, except to the extent such more favorable terms are incorporated into the Loan Documents for the benefit of all existing Lenders (which may be accomplished with the consent of the Administrative Agent and Ashland and without the consent of any Lenders) as determined by Ashland in its reasonable discretion.

(f) Conflicting Provisions. This Section 2.14 shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent under this Agreement for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as Ashland may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Ashland, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of that Defaulting Lender to fund Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.03(g); sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to either Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto. Promptly (x) upon a Lender ceasing to be a Defaulting Lender in accordance with Section 2.15(b) or (y) following termination of this Agreement (including the termination of all Letters of Credit issued hereunder) and the payment of all amounts owed under this Agreement (other than unasserted contingent obligations which by their terms survive the termination of this Agreement), all remaining amounts, if any, held in a deposit account pursuant to this Section 2.15(a) shall be returned to such Lender or Defaulting Lender, as applicable.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and Ashland shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03.

(iv) Reallocation of Applicable Revolving Credit Percentages to Reduce Fronting Exposure. All or any part of that Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to that Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage (calculated without regard to that Defaulting Lender’s Commitments) of the Outstanding Amount of all L/C Obligations and Swing Line Loans to exceed such Lender’s Revolving Credit Commitment; provided that each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists. Subject to Section 10.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral; Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure with respect to such Defaulting Lender; provided that such prepayment shall be applied to reduce such Defaulting Lender’s participation in such Swing Line Loans and shall not reduce any non-Defaulting Lender’s participation in such Swing Line Loans, and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.03(g).

(b) Defaulting Lender Cure. If Ashland, the Administrative Agent, each L/C Issuer and the Swing Line Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages of the applicable Facility (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of either Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.16 Extended Loans and Commitments.

(a) Ashland may at any time and from time to time request that all or any portion of the Loans and Commitments of any Class (an “Existing Class”) be converted to extend the final maturity date of such Loans and Commitments (any such Loans which have been so converted, “Extended Maturity Loans” and any such Commitments which have been so converted, “Extended Maturity Commitments”) and to provide for other terms consistent with this Section 2.16; provided that there may be no more than eight different Classes in the aggregate for all Loans and Commitments under this Agreement without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed). In order to establish any Extended Maturity Loans and/or Extended Maturity Commitments, Ashland shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Class) (an “Extension Request”) setting forth the proposed terms of the Extended Maturity Loans and/or Extended Maturity Commitments, as applicable, to be established, which shall be substantially identical to the Loans under the Existing Class from which such Extended Maturity Loans and/or Extended Maturity Commitments, as applicable, are to be converted, except that:

(i) all or any of the scheduled amortization payments of principal of the Extended Maturity Loans and/or Extended Maturity Commitments (including the maturity date) may be delayed to later dates than the scheduled amortization payments of principal of the Loans and/or Commitments (including the maturity date) of such Existing Class to the extent provided in the applicable Extension Amendment;

(ii) the Applicable Rate with respect to the Extended Maturity Loans and/or Extended Maturity Commitments may be different than the Applicable Rate for the Loans and/or Commitments of such Existing Class, in each case, to the extent provided in the applicable Extension Amendment;

(iii) the Extension Amendment may provide for amendments to the covenants that apply solely to such Extended Maturity Loans and/or Extended Maturity Commitments; provided that such amended covenants may be no more restrictive in the aggregate than the covenants applicable to the applicable Existing Class under this Agreement after giving effect to the Extension Amendment except after the Maturity Date with respect to such Existing Class; and

(iv) the Extension Amendment may provide that optional and mandatory prepayments pursuant to Section 2.05 be directed to prepay, at Ashland’s option, first, the applicable Existing Class and, second, the Extended Maturity Loans.

Any Extended Maturity Loans and/or Extended Maturity Commitments converted pursuant to any Extension Request shall be designated a Class of Extended Maturity Loans and/or Extended Maturity Commitments for all purposes of this Agreement; provided that any Extended Maturity Loans and/or Extended Maturity Commitments converted from an Existing Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Class.

(b) Ashland shall provide the applicable Extension Request to all Lenders of the Existing Class at least five Business Days prior to the date on such Lenders are requested to respond. No Lender shall have any obligation to agree to have any of its Loans and/or Commitments of any Existing Class converted into Extended Maturity Loans and/or Extended Maturity Commitments pursuant to any Extension Request. Any Lender wishing to have all or any portion of its Loans and/or Commitments under such Existing Class subject to such Extension Request converted into Extended Maturity Loans and/or Extended Maturity Commitments, as applicable (such Lender, an “Extending Lender”), shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans and/or Commitments under the Existing Class which it has elected to request be converted into Extended Maturity Loans and/or Extended Maturity Commitments (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent); provided that for any Extension Request, Ashland may establish a maximum amount for such Extended Maturity Loans and/or Extended Maturity Commitments (an “Extension Maximum Amount”). In the event that the aggregate amount of Loans and/or Commitments under the Existing Class subject to Extension Elections exceeds the Extension Maximum Amount, then each Extending Lender’s amount of consented Loans and/or Commitments subject to an Extension Election shall be reduced on a pro rata basis such that the total amount of Extended Maturity Loans and/or Extended Maturity Commitments shall equal the Extension Maximum Amount.

(c) Extended Maturity Loans and/or Extended Maturity Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Lender, which shall be consistent with the provisions set forth in paragraph (a) and (b) above (but which shall not require the consent of any other Lender other than the Extending Lenders (including any changes contemplated by Section 10.01(f)), and which shall, in the case of Extended Maturity Commitments in respect of the Revolving Credit Facility, make appropriate modifications to this Agreement (including to the definitions of “Availability Period,” “Revolving Credit Commitment,” “Fronting Exposure” and “Applicable Revolving Credit Percentage,” and to Sections 2.03 and 2.04) to provide for issuance of Letters of Credit and the extension of Swing Line Loans based on such Extended Maturity Commitments and make any additional modifications, if necessary, to provide for terms applicable to Extended Maturity Commitments and Extended Maturity Loans thereunder. Only Extending Lenders will have their Loans and/or Commitments converted into Extended Maturity Loans and/or Extended Maturity Commitments and, at Ashland’s discretion, only Extending Lenders will be entitled to any increase in pricing or fees in connection with the Extension Amendment. Each Extension Amendment shall be binding on the Lenders, the Borrowers and the other parties hereto.

(d) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Maturity Loans and/or Extended Maturity Commitments, in each case to a given Extending Lender, was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrowers and such affected Extending Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”), which Corrective Extension Amendment shall (i) provide for the conversion and extension of Loans and/or Commitments, as the case may be, under the Existing Class in such amount as is required to cause such Extending Lender to hold Extended Maturity Loans and/or Extended Maturity Commitments, as the case may be, of the applicable Class into which such other Loans and/or Commitments, as the case may be, were initially converted, in the amount such Extending Lender would have held had such administrative error not occurred and had such Extending Lender received the minimum allocation of the applicable Loans and/or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, Ashland and such Extending Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.16(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the first sentence of Section 2.16(c).

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Certain Taxes; Obligation to Withhold; Payments on Account of Certain Taxes.

(1) All payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the applicable Withholding Agent to withhold or deduct any Tax from or with respect to any such payment, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Withholding Agent.

(2) If the applicable Withholding Agent shall be required by applicable Laws to withhold or deduct any Taxes, then (A) such Withholding Agent shall withhold or make such deductions as are determined by such Withholding Agent to be required, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (C) to the extent that such withholding or deduction is made on account of Indemnified Taxes imposed on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document or on account of Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after all such withholding or deduction has been made (including any deduction or withholding applicable to additional sums payable under this Section 3.01) the applicable Lender or the applicable L/C Issuer (or where the Administrative Agent receives a payment for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deduction been made; provided, however, that in the case of a Withholding Agent that is not a Loan Party or the Administrative Agent, the amount payable under this clause (C) shall not exceed the amount that would have been required to be paid had a Loan Party or the Administrative Agent been the applicable Withholding Agent.

(3) A payment to a Lender by or on the account of the Swiss Borrower with respect to a Loan to the Swiss Borrower shall not be increased under this Section 3.01(a) or under Section 2.08(g) on the account of any Swiss Withholding Tax to the extent such Swiss Withholding Tax is due because:

(i) such Lender made an incorrect declaration of its status as to whether it is a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank or, if it is a Swiss Non-Qualifying Bank, that it only counts as one (1) Swiss Non-Qualifying Bank for purposes of determining the number of Swiss Non-Qualifying Banks under the Swiss Non-Bank Rules;

(ii) such Lender had been a Swiss Qualifying Bank, but on that date that Lender is not or has ceased to be a Swiss Qualifying Bank (other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, regulation, treaty or any published practice of any relevant taxing authority);

(iii) such Lender breached the provisions of Section 10.06(b)(iii)(D) and/or the last paragraph of Section 10.06(d) by making an assignment or transfer of a Loan to the Swiss Borrower without the consent of the Swiss Borrower where such consent was required; or

(iv) such Lender became a Lender as a result of an assignment or transfer of a Loan to the Swiss Borrower to such Lender without the consent of the Swiss Borrower where such consent was required under Section 10.06(b)(iii)(D).

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of Section 3.01(a), but without duplication, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(1) Without limiting the provisions of subsection (a) or (b) above, Ashland (jointly and severally with respect to the obligations of all the Borrowers) and the Swiss Borrower (solely with respect to the obligations of the Swiss Borrower) shall indemnify the Administrative Agent, each Lender and each L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document or otherwise with respect to any other Loan Document or any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid or payable by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to Ashland by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(2) Without limiting the provisions of subsection (a), (b) or (c)(1) above, each Lender and each L/C Issuer, severally and not jointly, shall indemnify the Loan Parties and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any Excluded Taxes attributable to such Lender or such L/C Issuer (as the case may be) that are payable by the Loan Parties or the Administrative Agent (and any reasonable expenses arising therefrom or related thereto) as a result of the failure by such Lender or such L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such L/C Issuer, as the case may be, to Ashland or the Administrative Agent pursuant to Section 3.01(e), in each case, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(3) For the avoidance of doubt, no indemnification under this Section 3.01(c) shall apply in respect of any Indemnified Tax or Other Tax to the extent such Indemnified Tax or Other Tax (i) is compensated for by an increased payment under Section 3.01(a) or under Section 2.08(g) or (ii) solely in respect of any indemnification for Swiss Withholding Tax imposed with respect to a Loan to the Swiss Borrower, would have been compensated for by an increased payment under Section 3.01(a) or under Section 2.08(g) but was not so compensated because one of the exclusions in Section 3.01(a)(3) applied.

(d) Evidence of Payments. After any payment of Taxes by a Loan Party to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent for the benefit of the relevant Lender or applicable L/C Issuer or the Administrative Agent, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(1) Each Lender and L/C Issuer shall deliver to each Borrower and to the Administrative Agent, when reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit such Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to withholding, (B) if applicable, the required rate of withholding or deduction, (C) such Lender’s or such L/C Issuer’s entitlement to any available exemption from, or reduction of, applicable withholding in respect of any payments to be made to such Lender or such L/C Issuer by a Loan Party pursuant to this Agreement or any other Loan Document and (D) whether or not such Lender or such L/C Issuer is subject to backup withholding or information reporting requirements or otherwise to establish such Lender’s or such L/C Issuer’s status for withholding tax purposes in any applicable jurisdiction.

(2) Without limiting the generality of the foregoing,

(i) each Lender and each L/C Issuer that is a U.S. Person shall deliver to Ashland and the Administrative Agent, on or prior to the date on which such “United States person” became a Lender or an L/C Issuer under this Agreement, two duly executed original copies of Internal Revenue Service Form W-9; and

(ii) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding Tax with respect to any payments hereunder or under any other Loan Document shall deliver to Ashland and the Administrative Agent, on or prior to the date on which such Foreign Lender or L/C Issuer becomes a Lender or an L/C Issuer under this Agreement, two duly executed original copies of whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, an IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to such tax treaty,

(II) in the case of a Foreign Lender for whom any payments under this Agreement constitute income that is effectively connected with such Foreign Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI (or successor thereto),

(III) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Foreign Lender), (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (i) and (ii) (I), (II), (IV) and (V) of this paragraph (e)(2) that would be required of each such beneficial owners or partners of such partnership if such beneficial owner or partner were a Lender or an L/C Issuer; provided, however, that if such Foreign Lender is a partnership (and not a participating Lender) and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Foreign Lender may provide a Non-Bank Certificate (as described below) on behalf of such partners,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or Section 871(h) of the Code, (x) a certificate (substantially in the form of Exhibits G-1 through G-4, as applicable (a “Non-Bank Certificate”)) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Ashland within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments are effectively connected with a U.S. trade or business of such Foreign Lender, and (y) IRS Form W-8BEN or IRS Form W-8BEN-E,

(V) any other form prescribed by applicable Laws or such other evidence satisfactory to Ashland or the Administrative Agent (as applicable) as a basis for claiming any available exemption from or reduction in U.S. federal withholding Tax together with such supplementary documentation as may be prescribed by applicable Laws to permit Ashland or the Administrative Agent to determine the withholding or deduction required to be made, and

(VI) if a payment made to a Foreign Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Foreign Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Foreign Lender shall deliver to Ashland and the Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by Ashland and the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Ashland and the Administrative Agent as may be necessary for Ashland and the Administrative Agent to comply with its obligations under FATCA, to determine whether such Foreign Lender has complied with such Foreign Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (VI), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(VII) Notwithstanding anything to the contrary in this Section 3.01(e), in no event will any Lender or L/C Issuer be required to provide any documentation such Lender or L/C Issuer is legally ineligible to deliver.

(3) Each Lender and L/C Issuer shall promptly notify the applicable Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any previously delivered form or documentation or any claimed exemption or reduction and provide updated documentation (or promptly notify the applicable Borrower and the Administrative Agent of its legal ineligibility to do so). Each Lender and L/C Issuer that has previously delivered any documentation required herein shall, upon the reasonable request of the applicable Borrower or the Administrative Agent, deliver to the applicable Borrower and the Administrative Agent additional copies of such documentation (or successor thereto) on or before the date such documentation expires or becomes obsolete or promptly notify the applicable Borrower and the Administrative Agent of its legal ineligibility to do so.

(5) Each Lender and L/C Issuer hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender or L/C Issuer to the Administrative Agent pursuant to this Section 3.01(e).

(6) Each Lender to the Swiss Borrower as of the Restatement Effective Date herewith declares that it is a Swiss Qualifying Bank and each Lender which becomes a Lender to the Swiss Borrower after the Restatement Effective Date shall declare whether it is a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank and, if it not a Swiss Qualifying Bank, whether it only counts as one (1) Swiss Non-Qualifying Bank for purposes of determining the number of Swiss Non-Qualifying Banks. If a Lender of the Swiss Borrower fails to indicate its status in accordance with this Section 3.01(e)(6), then such Lender shall be treated for the purposes of this Agreement by the Swiss Borrower as if it is not a Swiss Qualifying Bank until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Swiss Borrower).

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund (in cash or applied as an offset against another cash Tax liability) of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01 or Section 2.08(g), it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 or Section 2.08(g) with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent, such Lender or such L/C Issuer, shall repay the amount paid over to such Loan Party (plus any penalties, interest, additions to Tax or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority and delivers to such Loan Party evidence reasonably satisfactory to such Loan Party of such repayment. Notwithstanding anything to the contrary in paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person. The agreements in this Section 3.01(f) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all Obligations.

(g) Status of Administrative Agent. Upon execution of this Agreement, the Administrative Agent shall deliver to Ashland an accurate, complete, signed copy of IRS Form W-8IMY certifying in Part I that it is a qualified intermediary or a U.S. branch and that is assuming primary withholding responsibility for purposes of chapters 3 and 4 of the Code and primary Form 1099 reporting and backup responsibility with respect to payments to it on behalf of a Lender. For the avoidance of doubt, for purposes of this Section 3.01, the term “Lender” includes the Swing Line Lender.

(h) The agreements in this Section 3.01 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all Obligations.

3.02 Bifurcation. For the avoidance of doubt, the Administrative Agent, each of the Borrowers and each of the Lenders acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the obligations of the Swiss Borrower under this Agreement or any of the other Loan Documents shall be several and separate and distinct from the obligations of Ashland and shall be expressly limited to the obligations of the Swiss Borrower. In furtherance of the foregoing, each of the parties acknowledges and agrees that the liability of the Swiss Borrower for the payment and performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from but not joint with the obligations of

Ashland (provided that, for the avoidance of doubt, Ashland shall be jointly and severally liable for the obligations of the Swiss Borrower). For the avoidance of doubt, the obligations of the Swiss Borrower under the Loan Documents are several, and the Swiss Borrower is exclusively liable for its own obligations under the Loan Documents.

3.03 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans or Term SOFR Loans, or to determine or charge interest rates based upon any applicable Eurocurrency Rate, Adjusted Eurocurrency Rate, Term SOFR Reference Rate or Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or Euros in the applicable interbank market for the applicable Currency, then, upon notice thereof by such Lender to Ashland through the Administrative Agent, (a) any obligation of the Lenders to make or continue Eurocurrency Rate Loans or Term SOFR Loans, as applicable, or to convert Base Rate Loans to Eurocurrency Rate Loans or Term SOFR Loans shall be suspended and (b) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”, in each case, until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from any Lender (with a copy to the Administrative Agent), prepay, or, if applicable, (i) convert all Term SOFR Loans to Base Rate Loans or (ii) convert all Eurocurrency Rate Loans to Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent) (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), with respect to Eurocurrency Rate Loans or Term SOFR Loans on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Eurocurrency Rate Loans or Term SOFR Loans, as applicable, to such day, or immediately, if any Lender may not lawfully continue to maintain such Eurocurrency Rate Loans or Term SOFR Loans, as applicable, to such day. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.06.

3.04 Inability to Determine Rates. With respect to any Term SOFR Loan or Eurocurrency Rate Loan, subject to Section 3.09, if:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that:

(i) if Term SOFR or Adjusted Eurocurrency Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, “Term SOFR” or “Adjusted Eurocurrency Rate”, as applicable, cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period; or

(ii) with respect to any such Loan denominated in Euros, a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls);

(b) with respect to any Eurocurrency Rate Loan or any request therefor or a conversion thereto or a continuation thereof, the Required Lenders determine (which determination shall be conclusive and binding absent manifest error) that deposits in the applicable Currency are not being offered to banks in the applicable offshore interbank market for the applicable Currency, amount or Interest Period of such Eurocurrency Rate Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent; or

(c) the Required Lenders determine that for any reason in connection with any request for such Loan or a conversion thereto or a continuation thereof that if Term SOFR or Adjusted Eurocurrency Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Term SOFR or Adjusted Eurocurrency Rate, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loan during the applicable Interest Period, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify Ashland and each applicable Lender. Upon notice thereof by the Administrative Agent to Ashland, any obligation of the Lenders to make Term SOFR Loans or Eurocurrency Rate Loans, as applicable, and any right of the Borrowers to convert any Term SOFR Loan or Eurocurrency Rate Loan to or continue such Loan as a Term SOFR Loan or a Eurocurrency Rate Loan, as applicable, shall be suspended (to the extent of the affected Term SOFR Loans or Eurocurrency Rate Loans or, in the case of Term SOFR Loans or Eurocurrency Rate Loans, the affected Interest Periods) until the Administrative Agent (with respect to clause (b) or (c), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the applicable Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans or Eurocurrency Rate Loans (to the extent of the affected Term SOFR Loans or Eurocurrency Rate Loans or, in the case of Term SOFR Loans or Eurocurrency Rate Loans, the affected Interest Periods) or, failing that, (I) in the case of any request for an affected Term SOFR Borrowing, the applicable Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (II) in the case of any request for an affected Eurocurrency Rate Borrowing, then such request shall be ineffective and (B)(I) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (II) any outstanding affected Eurocurrency Rate Loans, at the applicable Borrower’s election, shall either (1) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent) at the end of the applicable Interest Period or (2) be prepaid in full at the end of the applicable Interest Period; provided that if no election is made by such Borrower by the date that is the earlier of (x) three Business Days after receipt by Ashland of such notice or (y) the last day of the current Interest Period, such Borrower shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.06. Subject to Section 3.09, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

3.05 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurocurrency Rate) or any L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan or Term SOFR Loan made by it (except for Indemnified Taxes indemnifiable under Section 3.01, Other Taxes and Excluded Taxes); or

(iii) impose on any Lender or any L/C Issuer or, with respect to Eurocurrency Rate Loans, the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the applicable Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy or liquidity requirements), then from time to time the applicable Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.05 and delivered to Ashland shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.05 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.05 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies Ashland of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.06 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the applicable Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower; or

(c) any assignment of a Eurocurrency Rate Loan or Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the applicable Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits). The applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.07 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or a Loan Party is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if a Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, Ashland may, at its sole effort and expense, replace such Lender in accordance with Section 10.13.

3.08 Survival. All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and any resignation of the Administrative Agent or assignment by or replacement of a Lender.

3.09 Benchmark Replacement Setting.

(a) Benchmark Replacement.

Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of any Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify Ashland and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify Ashland of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.09(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.09, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.09.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate and EURIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon Ashland’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the applicable Borrower may revoke any pending request for a Term SOFR Borrowing of, conversion to or continuation of Term SOFR Loans, or an Eurocurrency Rate Borrowing of, conversion to or continuation of Eurocurrency Rate Loans, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable Currency and, failing that, (A) in the case of any request for any affected Term SOFR Borrowing, if applicable, the applicable Borrower will be deemed to have converted any such request into a request for an Base Rate Borrowing or conversion to Base Rate Loans in the amount specified therein and (B) in the case of any request for any affected Eurocurrency Rate Borrowing, if applicable, then such request shall be ineffective and (ii)(A) any outstanding affected Term SOFR Loans, if applicable, will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (B) any outstanding affected Eurocurrency Rate Loans, at the applicable Borrower’s election, shall either (I) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent) at the end of the applicable Interest Period or (II) be prepaid in full at the end of the applicable Interest Period; provided that if no election is made by such Borrower by the earlier of (x) the date that is three Business Days after receipt by Ashland of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan, such Borrower shall be deemed to have elected clause (I) above. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.06. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

ARTICLE IV
CONDITIONS PRECEDENT TO THE RESTATEMENT EFFECTIVE DATE

4.01 Conditions to Restatement Effective Date. The effectiveness of this Agreement and the obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction (or waiver in accordance with Section 10.01), or substantially concurrent satisfaction, of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or other customary means of electronic transmission (e.g., “pdf”) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the applicable Loan Party (if applicable), each dated as of the Restatement Effective Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Arrangers:

(i) executed counterparts of this Agreement and the Guaranty, each dated as of the Restatement Effective Date, in such number as reasonably requested by the Administrative Agent, duly executed by the Loan Parties hereto or thereto, as applicable;

(ii) a Note executed by Ashland and the Swiss Borrower in favor of each Lender requesting a Note;

(iii) certificate of the secretary or assistant secretary of each Loan Party (or, with respect to the Swiss Borrower, of a managing director or any other person who is authorized to represent the Swiss Borrower) dated as of the Restatement Effective Date, certifying (A) that attached thereto is a true and complete copy of each current Organization Document of each Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State (or other applicable Governmental Authority) of the state of its organization and, in relation to the Swiss Borrower, an up-to-date excerpt of the Swiss trade register, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or other governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party (and, in the case of the Borrowers, the borrowings hereunder), and that such resolutions have not been modified, rescinded or amended (except as attached thereto) and are in full force and effect, and (C) as to the incumbency or authority and specimen signature of each officer (or, with respect to the Swiss Borrower, a managing director or any other person who is authorized to represent the Swiss Borrower) executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer (or, with respect to the Swiss Borrower, a managing director or any other person who is authorized to represent the Swiss Borrower) as to the incumbency or authority and specimen signature of the secretary or assistant secretary executing the certificate in this clause (iii));

(iv) if applicable, a certificate as to the good standing or equivalent of each Loan Party (in so-called “long-form” if available) as of a recent date;

(v) a favorable opinion of (A) Cravath, Swaine & Moore LLP, special New York counsel to the Borrowers, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit E-1 with such changes thereto, and with respect to such other matters concerning the Borrowers and the Loan Documents, as the Arrangers may reasonably request, (B) in-house counsel to the company, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit E-2 with such changes thereto, and with respect to such other matters concerning the Borrowers and the Loan Documents, as the Arrangers may reasonably request and (C) Pestalozzi Attorneys at Law Ltd., special Swiss counsel to the Borrowers, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit E-3 with such changes thereto, and with respect to such other matters concerning the Swiss Borrower and the Loan Documents, as the Arrangers may reasonably request;

(vi) [reserved]; and

(vii) a certificate signed by a Responsible Officer of Ashland certifying that the conditions specified in Section 4.01(f) and Section 4.02(a) have been satisfied.

(b) (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Restatement Effective Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Restatement Effective Date shall have been paid.

(c) The Borrowers shall have paid all reasonable out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least three Business Days prior to the Restatement Effective Date.

(d) [Reserved].

(e) The Administrative Agent and Lenders shall have received at least three Business Days prior to the Restatement Effective Date (i) all documentation and other information about the Borrowers and the Guarantor as has been reasonably requested in writing at least 10 days prior to the Restatement Effective Date by the Administrative Agent or Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) if the Swiss Borrower qualified as a “legal entity customer” under the Beneficial Ownership Regulation, a customary certification regarding beneficial ownership required by the Beneficial Ownership Regulation in relation to the Swiss Borrower to the extent requested in writing at least 10 days prior to the Restatement Effective Date by the Administrative Agent or Lenders.

(f) All material consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained or waived (if applicable), and all applicable waiting periods and appeal periods shall have expired.

(g) There shall not have been any material adverse change in the business, financial condition or operations of the Borrowers and the Subsidiaries, taken as a whole, since September 30, 2025.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

4.02 Conditions to All Credit Extensions. The obligation of each Lender and each L/C Issuer to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans or Term SOFR Loans and except as expressly provided in Section 2.14 with respect to the establishment of, and Credit Extensions under, any Incremental Revolving Commitments or Incremental Term Loans, and not, for the avoidance of doubt, any Credit Extension under an existing Commitment, including, without limitation, a Credit Extension from a Lender which did not increase its Revolving Credit Commitment in the case of a pro-rata draw of all Revolving Credit Lenders under an Incremental Revolving Commitment), including on the Restatement Effective Date, is subject to the following conditions precedent:

(a) The representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent, the applicable L/C Issuer or the Swing Line Lender, as the case may be, shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans or Term SOFR Loans) submitted by Ashland shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and the Material Subsidiaries (a) is duly organized or formed, legally and validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) in the case of such Loan Party, execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. As of the Restatement Effective Date, the execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document, as applicable, has been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation under a material contract to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of the Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (c) violate, in any material respect, any applicable Law, except with respect to any conflict, breach, contravention or payment (but not creation of Liens) referred to in clause (b) to the extent that such conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. On and after the Restatement Effective Date, except as already obtained, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person will be necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or (b) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents, except for those approvals, consents, exemptions, authorizations, actions, notices or filings the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party party hereto or thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Ashland and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Ashland and its Subsidiaries, as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) [Reserved].

(c) Since September 30, 2025, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Ashland, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Ashland or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens; Investments.

(a) Each Loan Party and each of its Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The property of Ashland and each of its Material Domestic Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Matters. Except as set forth on Schedule 5.09 or except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i) Ashland and its Subsidiaries and their businesses, operations, facilities and properties are in compliance with, and Ashland and its Subsidiaries have no liability under, any Environmental Laws;

(ii) Ashland and its Subsidiaries have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their facilities and properties, under Environmental Laws, and all such Environmental Permits are valid and in good standing;

(iii) (A) there has been no Release or, to the knowledge of Ashland, threatened Release of Hazardous Materials on, at, under or from any property or facility presently owned, leased or operated by Ashland and its Subsidiaries during the period of time when such property or facility was owned, leased or operated by Ashland and its Subsidiaries, that could reasonably be expected to result in liability of Ashland or any Subsidiary under, or noncompliance by Ashland or any Subsidiary with, any Environmental Law and (B) to the knowledge of Ashland’s vice president for environmental health and safety (or equivalent successor officer otherwise named who is responsible for oversight of environmental matters) and of Ashland’s employees who report directly to such vice president, there has been no Release or threatened Release of Hazardous Materials on, at, under or from any property or facility owned, leased or operated by Ashland and its Subsidiaries during the period of time before such property or facility was owned, leased or operated by Ashland and its Subsidiaries, that could reasonably be expected to result in liability of Ashland or any Subsidiary under, or noncompliance by Ashland or any Subsidiary with, any Environmental Law;

(iv) there is no claim, notice, suit, action, complaint, demand or proceeding pending or, to the knowledge of Ashland, threatened, against Ashland or its Subsidiaries alleging actual or potential liability under or violation of any Environmental Law (an “Environmental Claim”), and, to the knowledge of Ashland, there are no actions, activities, occurrences, conditions, or incidents that would reasonably be expected to form the basis of such an Environmental Claim;

(v) neither Ashland nor any of its Subsidiaries is currently obligated to perform any action or otherwise incur any expense under any Environmental Law pursuant to any Environmental Permit, order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of them is conducting or financing, in whole or in part, any investigation, response or other corrective action pursuant to any Environmental Law at any facility or location; and

(vi) except as permitted pursuant to Section 7.01, no Lien has been recorded or, to the knowledge of Ashland, threatened, under any Environmental Law with respect to any property or other assets currently owned by Ashland or any of its Material Domestic Subsidiaries.

5.10 Insurance. The properties of each Borrower and the Material Subsidiaries are insured with (i) financially sound and reputable insurance companies and (ii) insurance companies that are not Affiliates of Ashland (other than Ashmont Insurance Company, Inc., which is an Affiliate of Ashland, the Subsidiaries of Ashmont Insurance Company, Inc. and their respective successors and assigns), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Borrower or the applicable Material Subsidiary operates.

5.11 Taxes. Each Borrower and each Subsidiary has filed all federal, state and other Tax returns and reports required to be filed, and have paid all federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted, which suspend enforcement or collection of the claim in question and for which adequate reserves have been provided in accordance with GAAP, except, where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There are no proposed Tax assessments or other Tax claims against either Borrower or any Subsidiary that would, if made, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.11, none of Ashland, the Swiss Borrower or any Domestic Subsidiary is party to any tax sharing agreement, the primary subject of which is Tax, other than any tax sharing arrangements solely among the Loan Parties and the Subsidiaries.

5.12 ERISA Compliance.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by or will be timely filed according to the applicable determination letter cycle with the IRS with respect thereto and, to the knowledge of Ashland, nothing has occurred which would prevent, or cause the loss of, such qualification.

(b) There are no pending or, to the knowledge of Ashland, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 5.12, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has been determined to be, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code), whose accumulated benefit obligation as determined under Accounting Standards Codification No. 715 is greater than or equal to $30,000,000; (iii) neither Ashland nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; and (iv) neither Ashland nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) Except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, with respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with applicable generally accepted accounting principles;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Restatement Effective Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.13 Equity Interests; Charter Documents. All of the outstanding Equity Interests in each Borrower have been validly issued, are fully paid and non-assessable. The copy of the charter of each Borrower and each amendment thereto provided pursuant to Section 4.01(a)(iii) is a true and correct copy of such document as of the Restatement Effective Date, and is valid and in full force and effect as of the Restatement Effective Date.

5.14 Margin Regulations; Investment Company Act.

(a) No Borrower is engaged and will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrowers, any Person Controlling either Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. (a) No report, financial statement, certificate or other written information furnished by or on behalf of either Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to financial estimates, projected or forecasted financial information and other forward-looking information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation, it being understood that (i) such estimates, projections, forecasts and other forward-looking information, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by such estimates, projections, forecasts and forward-looking information may differ significantly from the projected or forecasted results and that such differences may be material and that such estimates, projections, forecasts and forward-looking information are not a guarantee of financial performance and (ii) no representation or warranty is made with respect to information of a general economic or general industry nature; and (b) as of the Restatement Effective Date, the information included in the Beneficial Ownership Certification, to the extent provided, is true and correct in all respects.

5.16 Compliance with Laws. Except as disclosed in Schedule 5.09, each Loan Party and each of its Subsidiaries is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where the failure to own or possess the right to use such IP Rights or such conflicts would not reasonably be expected to have a Material Adverse Effect. To the knowledge of Ashland, the conduct of their respective businesses by Ashland or any of its Subsidiaries does not infringe upon or violate any rights held by any other Person except where such infringements or violations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Ashland, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. As of the Restatement Effective Date, Ashland and the Subsidiaries, on a consolidated basis, are Solvent.

5.19 Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.20 Labor Matters. As of the Restatement Effective Date, except as set forth on Schedule 5.20, there are no material collective bargaining agreements covering the employees of Ashland or any of its Subsidiaries and neither Ashland nor any Subsidiary has suffered any material strikes, walkouts, work stoppages or other labor difficulty with respect to Ashland and all of its Subsidiaries within the last five years. The hours worked by and payments made to employees of Ashland or any of its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, State, local or foreign law dealing with such matters where such violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.21 Designated Senior Debt. The Obligations constitute “Designated Senior Debt” (or any other terms of similar meaning and import) under any Indebtedness subordinated in right of payment to the Obligations (to the extent the concept of “Designated Senior Debt” (or any similar concept) exists therein), or any subordinated Permitted Refinancing thereof (to the extent the concept of “Designated Senior Debt” (or any similar concept) exists therein).

5.22 USA Patriot Act. Neither Ashland nor any of the Subsidiaries is in violation in any material respect of any applicable laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 and the USA Patriot Act.

5.23 Anti-Money Laundering Laws. The operations of Ashland and each of its Subsidiaries are and, to the knowledge of Ashland, have, in the past three years, been conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where Ashland or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and, as of the date hereof, no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving Ashland or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of Ashland, threatened.

5.24 Sanctions and Anti-Corruption. Neither Ashland nor any of its Subsidiaries, nor any of their respective officers or employees, nor, to the knowledge of Ashland, any of their respective directors, agents or Affiliates, is a Sanctioned Person, nor is Ashland or any of its Subsidiaries located, organized or resident in a country or territory that is a Sanctioned Country; and no Borrower will directly or, knowingly, indirectly use the proceeds of the Credit Extensions hereunder to fund or facilitate, or lend, contribute or otherwise make available such proceeds to any Subsidiary to fund or facilitate or to any joint venture partner or other Person that Ashland or any of its Subsidiaries knows will use such proceeds to fund or facilitate, (a) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject or target of Sanctions or (b) any use of such proceeds in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, L/C Issuer or otherwise) of Sanctions. Ashland, its Subsidiaries and their respective officers and employees and, to the knowledge of Ashland, Ashland’s directors and agents are in compliance with Sanctions in all material respects.

Neither Ashland nor any of its Subsidiaries nor, to the knowledge of Ashland, any of its directors, officers, employees, agents or Affiliates has, in the past five years, failed to comply with any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable Anti-Corruption Laws. Ashland and its Subsidiaries have instituted, maintain and enforce procedures designed to promote and ensure compliance with all applicable Anti-Corruption Laws and applicable Sanctions.

In relation to any Lender that is subject to the regulations referred to below (each, a “Restricted Lender”), the covenants, representations and warranties contained in this Section 5.24 and Section 6.16 that refer to Sanctions (each, a “Specified Provision”) shall only apply for the benefit of such Restricted Lender to the extent that such Specified Provision would not result in a violation of, conflict with or create any liability under Council Regulation (EC) No 2271/96, as amended (or any law implementing such regulation in any member state of the European Union or United Kingdom) (the “Mandatory Restrictions”). In the event of any consent or direction by Lenders in respect of any Specified Provision of which a Restricted Lender does not have the benefit due to a Mandatory Restriction, then, notwithstanding anything to the contrary in the definition of “Required Lenders,” for so long as such Restricted Lender shall be subject to a Mandatory Restriction, the Commitment and the Fronting Exposure of such Restricted Lender will be disregarded for the purpose of determining whether the requisite consent of the Lenders has been obtained or direction by the requisite Lenders has been made, it being agreed, however, that, unless, in connection with any such determination, the Administrative Agent shall have received written notice from any Lender stating that such Lender is a Restricted Lender with respect thereto, each Lender shall be presumed, in connection with such determination, not to be a Restricted Lender.

5.25 Outbound Investment Rules. Neither Ashland nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither Ashland nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if Ashland were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any of the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any of the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VI
AFFIRMATIVE COVENANTS

From and after the Closing Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Guaranteed Cash Management Agreements, Guaranteed Foreign Line of Credit Agreements, Guaranteed Hedge Agreements or Guaranteed Letter of Credit Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding or not otherwise provided for in full in a manner reasonably satisfactory to the applicable L/C Issuer, Ashland shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.11 and 6.15) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) promptly when available, but in any event within 90 days after the end of each fiscal year of Ashland (commencing with the fiscal year ending September 30, 2026), a consolidated (or combined, as the case may be) balance sheet of Ashland and its Subsidiaries, as at the end of such fiscal year, and the related consolidated statements of comprehensive income, equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) promptly when available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Ashland (commencing with the fiscal quarter ended June 30, 2026), a consolidated balance sheet of Ashland and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of comprehensive income, equity, and cash flows for such fiscal quarter and for the portion of Ashland’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Ashland as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Ashland and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), Ashland shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of Ashland to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) [reserved];

(b) not later than five Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Ashland;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Ashland by independent accountants in connection with the accounts or books of Ashland or any of its Subsidiaries, or any audit of any of them;

(d) promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Ashland, and copies of all annual, regular, periodic and special reports and registration statements which Ashland may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of Ashland or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) promptly, and in any event within five Business Days after receipt thereof by Ashland or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Ashland or any Subsidiary thereof, to the extent permitted by Law;

(g) promptly, (i) such additional information regarding the business, financial, legal or corporate affairs of Ashland or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws;

(h) (A) upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Ashland, any Subsidiary or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by Ashland, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request; and (B) promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that Ashland, any Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that Ashland, any Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan have not been requested, the applicable entity shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(i) within 60 days after the beginning of each fiscal year of Ashland, a budget for Ashland for such fiscal year in form reasonably satisfactory to the Administrative Agent, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budget is based, accompanied by the statement of the chief executive officer, chief financial officer, treasurer or controller of Ashland to the effect that, to the good faith belief of such officer, such budget is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which Ashland posts such documents, or provides a link thereto on Ashland’s public website on the Internet, or (ii) on which such documents are posted on Ashland’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that Ashland shall deliver paper copies of such documents to the Administrative Agent or any Lender that makes a written request to Ashland to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Ashland with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Ashland hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of Ashland hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtDomain, Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Ashland or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Ashland hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Ashland shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Ashland or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly following a Responsible Officer’s knowledge thereof, notify the Administrative Agent (which shall furnish such notice to each Lender) of:

(a) the occurrence of any Default;

(b) any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a

Contractual Obligation of Ashland or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Ashland or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Ashland or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of Ashland or any Subsidiary in an aggregate amount in excess of $30,000,000;

(d) any material change in accounting policies or financial reporting practices by Ashland or any Subsidiary thereof, including any determination by Ashland referred to in Section 2.10(b); and

(e) any change in the information provided in the Beneficial Ownership Certification, to the extent provided, that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice pursuant to Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Ashland has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge (and, if applicable, cause the Swiss Borrower to pay and discharge) as the same shall become due and payable, all its material Tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted, adequate reserves in accordance with GAAP are being maintained by Ashland or such Subsidiary, and such contest suspends enforcement or collection of the claim in question.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect each Borrower’s and the Material Subsidiaries’ legal existence and good standing (or equivalent status) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses, approvals and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) maintain, preserve or renew all of its registered and applied for IP Rights, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and

(b) make all necessary repairs thereto and renewals and replacements thereof; and

(c) use a standard of care typical in the industry in the operation and maintenance of its facilities,

in the case of each of clauses (a), (b) and (c) above, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with (i) financially sound and reputable insurance companies and (ii) insurance companies that are not Affiliates of Ashland (other than Ashmont Insurance Company, Inc., which is an Affiliate of Ashland, the Subsidiaries of Ashmont Insurance Company, Inc. and their respective successors and assigns), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by companies engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other companies.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws (including, with respect to Ashland and its ERISA Affiliates, compliance with ERISA) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in material conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Ashland or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Ashland or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and independent public accountants, at such reasonable times during normal business hours and reasonable frequency, upon reasonable advance notice to Ashland; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, (x) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, (y) the first such inspection in each calendar year shall be conducted at the sole expense of Ashland without charge to the Administrative Agent and (z) any additional such inspections in a calendar year after the first such inspection in such calendar year shall be conducted at the sole expense of the Administrative Agent without charge to Ashland; provided, further, however, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the sole expense of Ashland at any time during normal business hours and upon reasonable advance notice to Ashland. The Administrative Agent and the Lenders shall give Ashland the opportunity to participate in any discussions with Ashland’s accountants.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions (i) to finance, in part, the Refinancing and the other transactions related thereto, (ii) to pay fees and expenses incurred in connection with the Transactions, (iii) to provide Letters of Credit and (iv) for ongoing working capital and general corporate purposes not in contravention of any Law or of any Loan Document (including to finance acquisitions permitted under Section 7.03). The Borrowers will not request any Credit Extensions, and no Borrower shall directly or, knowingly, indirectly use, and Ashland shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not directly or, knowingly, indirectly use, the proceeds of any Credit Extensions (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any unlawful activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.12 Compliance with Environmental Laws. Except where the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect, comply, and, to the extent permitted by Law and attainable using commercially reasonable efforts, cause all lessees and other Persons operating or occupying its properties and facilities to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations, properties and facilities; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to address Hazardous Materials at, on, under or emanating from any of its properties or facilities, in accordance with the requirements of all Environmental Laws; provided, however, that neither Ashland nor any of its Subsidiaries shall be required to undertake any such actions to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.13 Preparation of Environmental Reports. If an Event of Default is continuing (as provided in Section 8.01(c)) relating to Section 5.09 or Section 6.12, or if the Administrative Agent at any time reasonably believes that there exist violations of Environmental Laws by any Loan Party or any of its Subsidiaries or that there exist any Environmental Liabilities or Environmental Claims, in each case which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, then the following procedure shall be implemented:

(a) the Administrative Agent shall notify Ashland that it intends to seek an environmental audit and/or assessment report meeting the description in subsection (c) below, and shall consult with Ashland on the facts and circumstances giving rise to the intent;

(b) Ashland shall have ten (10) Business Days to provide a response to and otherwise consult with the Administrative Agent and the Required Lenders;

(c) if, after the consultation described in subsections (a) and (b) above, the Administrative Agent and the Required Lenders believe it necessary, Ashland shall, at the request of the Required Lenders, provide to the Lenders within 60 days after such request, at the expense of Ashland, an environmental audit and/or assessment report with respect to any such Event of Default, violation, Environmental Liability, and/or Environmental Claim (“Environmental Audit”). An Environmental Audit may include, where reasonably appropriate, soil, air, surface water and groundwater sampling and testing. The Environmental Audit shall be prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent. The Environmental Audit will, as relevant, indicate the presence or absence of any such violation, and/or the presence, absence, Release or threat of Release of Hazardous Materials and shall include the estimated cost of any compliance, removal, remedial or other action required to correct any such Event of Default, or violation, and/or to address any such Environmental Liability and/or Environmental Claim;

(d) without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such audit and/or report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such audit and/or report at the expense of Ashland, and Ashland hereby grants and agrees to cause any Subsidiary that owns any real property or facility described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants or other Persons with interests in the applicable real property or facility, to enter onto their respective properties or facilities to undertake such an audit and/or assessment; and

(e) without limiting any term or provision of Section 10.07, in implementing the above described procedures, the Administrative Agent and Required Lenders will undertake steps deemed reasonable by them under the circumstances to accommodate specific requests by the Loan Parties to maintain as confidential information concerning litigation or regulatory compliance strategy provided to them by the Loan Parties pursuant to this Section 6.13.

6.14 Designation as Senior Debt. Designate all Obligations as “Designated Senior Indebtedness” (or similar term) under, and defined in, any subordinated indebtedness of the Borrowers.

6.15 Designation of Unrestricted Subsidiaries. So long as no Default has occurred and is continuing, at the option of Ashland, designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided that (i) in the case of designating a Subsidiary as an Unrestricted Subsidiary, on a Pro Forma Basis, Ashland shall be in compliance with Section 7.11(a) for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01, (ii) the designation of a Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Ashland therein at the date of designation in an amount equal to the net book value of Ashland’s Investment in such Subsidiary and, at the time of such designation, the aggregate amount of Investments made as a result of designations of Subsidiaries as Unrestricted Subsidiaries pursuant to this Section 6.15 shall be subject to compliance with Section 7.03, (iii) no Subsidiary may be re-designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary and (iv) no Borrower or Guarantor may be designated as an Unrestricted Subsidiary. Upon the effectiveness of the designation of a Subsidiary as an Unrestricted Subsidiary, such Unrestricted Subsidiary shall for all purposes be deemed not to be a “Subsidiary” under and pursuant to this Agreement or any other Loan Document, unless and until such time, if ever, as it is re-designated to be a Subsidiary as herein provided. The re-designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time; provided that, by way of clarification and not limitation, such designation shall not be construed to be an acquisition by Ashland or the Subsidiary that is the parent of such Unrestricted Subsidiary for the purposes of Section 7.03.

6.16 Compliance with Anti-Terrorism Laws; Anti-Corruption Laws and Sanctions.

(a) No Borrower will directly or, knowingly, indirectly (i) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Ashland will maintain in effect and enforce policies and procedures designed to ensure compliance by Ashland, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(c) No Borrower will directly or indirectly knowingly cause or permit any of the funds of any Loan Party that are used to repay the Credit Extensions to be derived from any unlawful activity with the result that the making of the Credit Extensions would be in violation of any Anti-Terrorism Law.

6.17 [Reserved].

6.18 [Reserved].

6.19 [Reserved].

6.20 Swiss Non-Bank Rules. The Swiss Borrower shall ensure that it is in compliance with the Swiss Non-Bank Rules at all relevant times, provided that the Swiss Borrower shall not be in breach of this undertaking if its number of creditors in respect of either the Swiss 10 Non-Bank Rule or the Swiss 20 Non-Bank Rule is exceeded by reason of (a) a failure by one or more Lenders (1) to comply with their respective obligations under Section 3.01(e)(6) and/or the last paragraph of Section 10.06(d) or (2) to obtain the consent of the Swiss Borrower to assign or transfer of a Loan to the Swiss Borrower as required under Section 10.06(b)(iii)(D), (b) a Lender ceasing to be a Swiss Qualifying Bank or to be counted as one single Swiss Non-Qualifying Bank other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, regulation or treaty, or any published practice or published concession of any relevant taxing authority or (c) an assignment or transfer to a Swiss Non-Qualifying Bank after the occurrence of an Event of Default.

6.21 Outbound Investment Rules. Ashland will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if Ashland were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any of the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any of the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VII

NEGATIVE COVENANTS

From and after the Closing Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Guaranteed Cash Management Agreements, Guaranteed Foreign Line of Credit Agreements, Guaranteed Hedge Agreements or Guaranteed Letter of Credit Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding or not otherwise provided for in full in a manner reasonably satisfactory to the applicable L/C Issuer, Ashland shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Solely with respect to Ashland and its Material Domestic Subsidiaries, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names Ashland or any of its Material Domestic Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a) Liens securing an L/C Issuer pursuant to Section 2.03(a)(iii)(F) and any other Liens on cash or deposits granted to the Administrative Agent or any L/C Issuer in accordance with the terms of this Agreement to Cash Collateralize the Obligations;

(b) Liens existing on the Restatement Effective Date and listed on Schedule 7.01 and any renewals or extensions thereof; provided that (i) such Lien shall not apply to any other property or asset of Ashland or any Material Domestic Subsidiary, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, (ii) solely in the case of any such Liens securing Indebtedness of Ashland, any renewal or extension of the obligations secured by such Liens shall comply with clause (a) of the definition of the term “Permitted Refinancing” and (iii) solely in the case of any such Liens securing obligations of a Material Domestic Subsidiary, any Permitted Refinancing of the obligations secured or benefitted thereby is permitted by Section 7.02(c);

(c) Liens for Taxes not yet due or, if overdue, which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and either (A) such contest suspends enforcement or collection of the claim in question or (B) Ashland or such Material Domestic Subsidiary takes such actions as are reasonably necessary to replace or substitute such Lien with a bond or equivalent surety or otherwise prevent the forfeiture or sale of the subject property or asset as a result of the enforcement or collection of the claim in question;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which secure amounts that are not overdue for a period of more than 30 days or, if more than 30 days overdue, which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and either (A) such contest suspends enforcement or collection of the claim in question, or (B) Ashland or such Material Domestic Subsidiary takes such actions as are reasonably necessary to replace or substitute such Lien with a bond or equivalent surety or otherwise prevent the forfeiture or sale of the subject property or asset as a result of the enforcement or collection of the claim in question;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits or other security to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations (including obligations under Environmental Laws and Environmental Permits), surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, zoning restrictions, covenants, conditions and restrictions of record, rights of third parties with respect to minerals, gas and oil, riparian rights, rights of parties under leases, and other similar encumbrances affecting real property which, in the aggregate, do not secure monetary obligations that are substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness used to finance the acquisition of new assets or the construction or improvement of assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, other than proceeds and products thereof, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, (iii) solely in the case of Liens securing Indebtedness of any Material Domestic Subsidiary, such Indebtedness is permitted under Section 7.02(e) and (iv) solely in the case of Liens securing Indebtedness of Ashland, that after giving effect to the incurrence of any Liens in reliance on this clause (i) on a

Pro Forma Basis, Ashland shall be in compliance with Section 7.11 for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01;

(j) Liens on Permitted Securitization Transferred Assets arising in connection with a Permitted Receivables Facility;

(k) other Liens securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed $350,000,000;

(l) Liens securing obligations (contingent or otherwise) of Ashland or any Material Domestic Subsidiary existing or arising under any Swap Contract that would otherwise meet the requirements set forth in the proviso to Section 7.02(a);

(m) Liens attaching to earnest money deposits (or equivalent deposits otherwise named) made in connection with proposed acquisitions permitted under this Agreement;

(n) (i) set-off rights or (ii) Liens arising in connection with repurchase agreements that are Investments permitted under Section 7.03;

(o) Liens arising pursuant to Law in favor of a Governmental Authority in connection with the importation of goods in the ordinary course of business;

(p) the replacement, extension or renewal of any Lien permitted by clauses (i) and (j) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (other than releases thereof) (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(q) Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies;

(r) any Lien existing on any property or asset prior to the acquisition thereof by Ashland or any Material Domestic Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary that is a Material Domestic Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into Ashland or a Material Domestic Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Material Domestic Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Material Domestic Subsidiary (or such merger or consolidation), as the case may be, (ii) such Lien shall not apply to any other property or asset of Ashland or any Material Domestic Subsidiary, other than assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Material Domestic Subsidiary (or is so merged or consolidated) and any Permitted Refinancing thereof;

(s) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code covering only the items being collected upon or Liens or set-off rights arising from the general banking conditions (algemene bankvoorwaarden) in effect in the relevant jurisdiction or any similar term applied by a financial institution pursuant to its general terms and conditions;

(t) Liens representing any interest or title of any (i) licensor, sublicensor, lessor or sublessor and where Ashland or any Material Domestic Subsidiary is a licensee, sublicensee, lessee or sublessee or (ii) lessee, sublessee, licensee or sublicensee, in the case of clauses (i) and (ii) under any lease, sublease, license or sublicense not prohibited by the terms of this Agreement and entered in to in the ordinary course of business, so long as, in the case of Liens under clause (ii), all such leases, subleases, licenses and sublicenses do not individually or in the aggregate (A) interfere in any material respect with the ordinary conduct of the business of either Borrower or any Material Domestic Subsidiary or (B) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(u) Liens arising from precautionary Uniform Commercial Code financing statement filings (or similar filings under applicable Law) regarding leases entered into by Ashland or any Material Domestic Subsidiary in the ordinary course of business;

(v) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted by Section 7.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(w) in the case of (i) any Subsidiary that is not a Wholly Owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any customary put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(x) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Ashland or any Material Domestic Subsidiary in the ordinary course of business and not prohibited by this Agreement;

(y) any pledge of the Equity Interests of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary, to the extent such pledge constitutes an Investment permitted under this Agreement; and

(z) broker’s Liens securing the payment of commissions in the ordinary course of business.

7.02 Indebtedness. Solely with respect to the Subsidiaries (and, solely with respect to the incurrence of Indebtedness to the Receivables Financiers arising under or incidental to the Permitted Receivables Facilities, Ashland), create, incur, assume or suffer to exist any Indebtedness, except:

(a) obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, foreign exchange rates or commodity prices and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b) Indebtedness of any Subsidiary owed to Ashland or any other Subsidiary;

(c) Indebtedness outstanding on the Restatement Effective Date and listed on Schedule 7.02 and any Permitted Refinancing thereof;

(d) Guarantees of Indebtedness or other obligations of any Subsidiary (but, for the avoidance of doubt, not Ashland); provided that the Indebtedness so Guaranteed is permitted by this Section 7.02;

(e) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i), in each case incurred to finance the acquisition of new assets or the construction or improvement of assets; provided, however, that after giving effect to the incurrence of any Indebtedness in reliance on this clause (e) on a Pro Forma Basis, Ashland shall be in compliance with Section 7.11 for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01;

(f) Indebtedness of any Person that becomes a Subsidiary (or that is merged or consolidated with or into any Subsidiary) after the Closing Date in accordance with the terms of Section 7.03, which Indebtedness is existing at the time such Person becomes a Subsidiary (or that is merged or consolidated with or into any Subsidiary) (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary, or being merged or consolidated with or into any Subsidiary);

(g) Indebtedness to the Receivables Financiers arising under or incidental to the Permitted Receivables Facilities not to exceed $400,000,000 at any time outstanding; and to the extent that any purported sale, transfer or contribution of Permitted Securitization Transferred Assets from Ashland or any Subsidiary to a Special Purpose Finance Subsidiary or a Receivables Financier shall ever be deemed not to constitute a true sale, any Indebtedness of Ashland and its Subsidiaries arising therefrom;

(h) Indebtedness that may be deemed to exist pursuant to any performance bond, surety, statutory appeal or similar obligation entered into or incurred by any Subsidiary in the ordinary course of business;

(i) other Indebtedness the aggregate unpaid principal amount of which shall not at any time exceed $400,000,000; provided that no Default shall exist or result therefrom;

(j) Indebtedness consisting of the financing of insurance premiums;

(k) Indebtedness (i) incurred in connection with an Investment or Disposition permitted hereunder constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments and (ii) consisting of deferred compensation or other similar arrangements incurred by any Subsidiary in connection with an Investment permitted hereunder;

(l) Indebtedness created under this Agreement or any other Loan Document;

(m) the Indebtedness of either Borrower;

(n) Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code in respect of a Subsidiary incorporated in the Netherlands and any residual liability with respect to such guarantees under Section 2:404 of the Dutch Civil Code; and

(n) Indebtedness under Guaranteed Foreign Line of Credit Agreements and Guaranteed Letter of Credit Agreements;

provided that, no Subsidiary (other than the Swiss Borrower) shall Guarantee any of the Existing Senior Notes (or any Permitted Refinancing thereof) unless, for so long as such Existing Senior Notes (or such Permitted Refinancing thereof), as the case may be, shall be so Guaranteed, the Obligations under this Agreement shall be Guaranteed on an equal and ratable basis with (or, at the option of Ashland, prior to) the Guarantees of such Existing Senior Notes (or such Permitted Refinancing thereof), as the case may be, by such Subsidiaries.

7.03 Investments. Make or hold any Investments, except:

(a) Investments held by Ashland and its Subsidiaries in the form of Cash Equivalents;

(b) loans or advances to officers, directors and employees of Ashland and its Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by Ashland in any Subsidiary and by any Subsidiary in Ashland or any other Subsidiary and (ii) Investments in joint venture entities in an aggregate amount invested not to exceed $200,000,000 during each fiscal year of Ashland (or, for the fiscal year ending September 30, 2026, an amount equal to $200,000,000 plus the unused portion of the basket under Section 7.03(c)(ii) of the Existing Credit Agreement); provided that in the event Ashland or any Subsidiary received a return of any such Investment pursuant to this clause (ii), an amount equal to such return, not to exceed the amount of the original Investment, shall be available for Investments in the fiscal year of Ashland in which such return is received and thereafter; provided, further, that the unused amount in any year may be carried over into successive years;

(d) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees not prohibited by Section 7.02;

(f) Investments (other than those referred to in Section 7.03(c)(i)) existing on the Restatement Effective Date and set forth on Schedule 7.03;

(g) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, or business unit or division of, any Person that, upon the consummation thereof, will be wholly-owned directly by Ashland or one or more of its Wholly Owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(g):

(i) [reserved];

(ii) (A) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing; and (B) immediately after giving effect to such purchase or other acquisition on a Pro Forma Basis, Ashland and its Subsidiaries shall be in compliance with all of the covenants set forth in Section 7.11 for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01; and

(iii) as to any such acquisition involving cash consideration of more than $50,000,000 in the aggregate, Ashland shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (g) have been satisfied or will be satisfied, in each case to the extent required to be satisfied, on or prior to the consummation of such purchase or other acquisition;

(h) any Investment by Ashland and its Subsidiaries in a Special Purpose Finance Subsidiary or a Receivables Financier which, in the judgment of Ashland, is prudent and reasonably necessary in connection with, or otherwise required by the terms of, any Permitted Receivables Facility;

(i) other Investments not exceeding $300,000,000 in the aggregate at any one time;

(j) any designation of Subsidiaries as Unrestricted Subsidiaries in compliance with Section 6.15;

(k) other Investments; provided that, at the time each such Investment is made in reliance on this clause (k), the aggregate amount of such Investment does not exceed the Available Amount at such time;

(l) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with Ashland or any Subsidiary so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(m) Investments made as a result of the receipt of noncash consideration from any Disposition in compliance with Section 7.05;

(n) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(o) Investments resulting from any pledge or deposit not prohibited by Section 7.01;

(p) Investments in respect of Swap Contracts of the type that satisfy the requirements set forth in the proviso to Section 7.02(a);

(q) [reserved]; and

(r) any other Investments, so long as (A) immediately before and immediately after giving effect to any such Investment, no Default shall have occurred and be continuing; and (B) immediately after giving effect to any such Investment, the Consolidated Net Leverage Ratio on a Pro Forma Basis for Ashland and its Subsidiaries shall be no greater than 3.75:1.00 for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary (except, in the case of clause (a)(ii), the Swiss Borrower) may merge or consolidate with (i) Ashland; provided that Ashland shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Ashland or to another Subsidiary;

(c) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto, such merger or consolidation otherwise complies with Section 7.03;

(d) (i) Ashland may merge with any other Person, but only so long as (A) Ashland is the continuing or surviving Person or (B) if Ashland is not the continuing or surviving Person, (1) such merger effects a re-domestication of Ashland’s jurisdiction of formation, (2) each of the Re-Domestication Requirements shall have been satisfied, and (3) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing and (ii) the Swiss Borrower may merge with any other Person, but only so long as (A) the Swiss Borrower is the continuing or surviving Person, or (B) if the Swiss Borrower is not the continuing or surviving Person, (1) each of the Re-Domestication Requirements shall have been satisfied and (2) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing; and

(e) Dispositions permitted by Section 7.05.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property in the ordinary course of business, or property no longer used or useful in the business of Ashland or such Subsidiary, in each case whether now owned or hereafter acquired;

(b) Dispositions of inventory and Cash Equivalents in the ordinary course of business;

(c) Dispositions of equipment or real property other than through a lease transaction to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property or to Indebtedness incurred to acquire such replacement property; and Dispositions of equipment or real property through a lease transaction to the extent that such lease is on fair and reasonable terms in an arm’s-length transaction;

(d) Dispositions of property by any Subsidiary to Ashland or any other Subsidiary or by Ashland to any Subsidiary;

(e) (i) Dispositions permitted by Section 7.04 and (ii) Dispositions for fair market value in a transaction in exchange for which an Investment permitted by Section 7.03 is received;

(f) licenses or sublicenses of IP Rights in the ordinary course of business and substantially consistent with past practice;

(g) Dispositions by Ashland and its Subsidiaries not otherwise permitted under this Section 7.05; provided that at the time of such Disposition, no Default or Event of Default shall have occurred, be continuing or would result from such Disposition;

(h) Dispositions of Permitted Securitization Transferred Assets pursuant to any Permitted Receivables Facility;

(i) Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(j) Dispositions of property to the extent that such property constitutes an Investment permitted by Section 7.03(d)(ii), (l) or (m) or another asset received as consideration for the Disposition of any asset permitted by this Section 7.05; and

(k) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Ashland or any Subsidiary;

provided, however, that any of the foregoing Dispositions (other than any Disposition pursuant to clause (a), (d), (e)(i) or (k) of this Section 7.05) shall be for fair market value, as determined reasonably and in good faith by, as the case may be, Ashland or the applicable Subsidiary.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to Ashland, any Subsidiary of Ashland and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) Ashland and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) Ashland and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d) Ashland and each Subsidiary may make Restricted Payments made to shareholders of any Person (other than an Affiliate of Ashland) acquired by merger pursuant to an acquisition permitted under this Agreement;

(e) Ashland and each Subsidiary may make Restricted Payments not otherwise permitted under this Section 7.06 (other than Restricted Payments consisting of divisions, lines of business or the stock of Subsidiaries); provided that on a Pro Forma Basis Ashland’s Consolidated Net Leverage Ratio shall be no greater than 3.75:1.00 for the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 6.01;

(f) Ashland and each Subsidiary may make other Restricted Payments not otherwise permitted under this Section 7.06 not exceeding $125,000,000 in the aggregate per fiscal year of Ashland;

(g) Ashland and each Subsidiary may make other Restricted Payments not otherwise permitted under this Section 7.06; provided that, at the time each such Restricted Payment is made in reliance on this clause (g), the aggregate amount of such Restricted Payment does not exceed the Available Amount at such time;

(h) Ashland may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in Ashland;

(i) Ashland may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of Ashland and its Subsidiaries that are approved in good faith by the board of directors of Ashland; and

(j) Ashland may repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Ashland and its Subsidiaries on the Closing Date or any business substantially related, reasonably complementary or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Ashland, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Ashland or such Subsidiary as would be obtainable by Ashland or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among any Loan Party and/or any Subsidiaries (not involving any other Affiliate), (b) other transactions between or among any two or more of Ashland and the Subsidiaries that are permitted under Section 7.03, 7.04 or 7.05, (c) the Permitted Receivables Facilities, (d) employment and severance arrangements between Ashland or any Subsidiary and its officers and employees in the ordinary course of business, (e) the payment of customary fees and indemnities to directors, officers and employees of Ashland and its Subsidiaries in the ordinary course of business, (f) Restricted Payments permitted by Section 7.06 and (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Ashland’s board of directors.

7.09 Restrictions on Distributions by Subsidiaries. Solely with respect to the Subsidiaries, enter into or permit to exist any Contractual Obligation that limits the ability of any Subsidiary to make Restricted Payments to Ashland or to otherwise transfer property to or invest in Ashland to the extent such limitations contained in such Contractual Obligation would materially impair Ashland’s ability to pay principal and interest under the Facilities in the good faith judgment of Ashland, except for (i) any Contractual Obligations which exist on the Restatement Effective Date and are set forth on Schedule 7.09 (and any renewal, extension or replacement thereof so long as such renewal, extension or replacement does not expand the scope of such Contractual Obligations to any material extent), (ii) this Agreement, any other Loan Document, the Existing Senior Notes Documents (and any Permitted Refinancing thereof) and the Existing Dutch Notes Documents (and any Permitted Refinancing thereof); (iii) any Contractual Obligations that are binding on a Person at the time such Person becomes a Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Subsidiary (and any renewal, extension or replacement thereof so long as such renewal, extension or replacement does not expand the scope of such Contractual Obligations to any material extent), (iv) any Contractual Obligations that arise in connection with a Disposition permitted by Section 7.05, (v) any Contractual Obligations that are provisions in joint venture agreements and other similar agreements applicable to joint ventures and not prohibited by the terms of this Agreement, (vi) any negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.02 but solely to the extent that any such negative pledge or restriction applies only to the property or assets securing such Indebtedness, (vii) any Contractual Obligations that are customary restrictions on leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereunder so long as such restrictions apply only to the assets that are the subject thereof, (viii) any Contractual Obligations that are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (ix) any Contractual Obligations that are customary provisions restricting assignment or transfer or any agreement entered into in the ordinary course of business and (x) any Contractual Obligations that exist under or by reason of applicable Law, or are required by any regulatory authority having jurisdiction over Ashland or any Subsidiary or any of their respective businesses.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio as of the end of any fiscal quarter of Ashland to be greater than 4.00:1.00.

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of Ashland to be less than 3.00:1.00.

7.12 Amendments of Organization Documents. Amend any of its Organization Documents in any way that has a material and adverse effect on the interests of the Lenders or the Administrative Agent.

7.13 Accounting Changes. Make any change in (a) accounting policies or reporting practices that is not an acceptable change under GAAP or (b) its fiscal year.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following occurring or existing on or after the Closing Date shall constitute an “Event of Default”:

(a) Non-Payment. Either Borrower fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations or Swing Line Loans, or (ii) pay within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation or Swing Line Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Ashland fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05(a) (solely with respect to the existence of the Borrowers), 6.11 or Article VII; or

(c) Other Defaults. Either Borrower fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days following the earlier of (A) notice thereof to Ashland from the Administrative Agent or any Lender; or (B) knowledge thereof by a Responsible Officer; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of either Borrower in Article V, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) when made or deemed made; or

(e) Cross-Default. (i) Ashland or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise but only after any required notice, the expiration of any permitted grace period or both) in respect of the Existing Senior Notes or any other Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event (but only after any required notice, the expiration of any permitted grace period or both) is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this clause (e)(i)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Ashland or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Ashland or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Ashland or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) there occurs a termination event or event of default under any Permitted Receivables Facility when the amount outstanding (including undrawn committed or available amounts) thereunder exceeds the Threshold Amount, which termination event or event of default is not cured or waived within any applicable grace period; or

(f) Insolvency Proceedings, Etc. Either Borrower or any Material Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Either Borrower or any Material Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied, in each case by judgment, against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against either Borrower or any Material Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A-” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which, when taken together with all other ERISA Events or similar events with respect to Foreign Plans that have occurred, has resulted or would reasonably be expected to result in liability of Ashland or any Subsidiary in an aggregate amount in excess of the Threshold Amount, (ii) Ashland, any Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or would reasonably be expected to result in liability of Ashland or any Subsidiary in an aggregate amount in excess of the Threshold Amount, or (iii) a termination, withdrawal or noncompliance with applicable law or plan terms occurs with respect to a Foreign Plan and such termination, withdrawal or noncompliance, when taken together with all other terminations, withdrawals or noncompliance with respect to Foreign Plans and ERISA Events that have occurred, has resulted or would reasonably be expected to result in liability of Ashland or any Subsidiary in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or either Borrower or any other Person acting on behalf of either Borrower contests in any manner the validity or enforceability of any provision of any Loan Document; or either Borrower denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Ashland;

(c) require that Ashland Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to either Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Ashland to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the applicable L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Guaranteed Hedge Agreements, Guaranteed Foreign Line of Credit Agreements, Guaranteed Letter of Credit Agreements and Guaranteed Cash Management Agreements and to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders, the L/C Issuers, the Hedge Banks, the Foreign Line of Credit Banks, the Guaranteed Letter of Credit Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Ashland or as otherwise required by Law;

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, delivered to Ashland.

Notwithstanding the foregoing, Obligations arising under Guaranteed Cash Management Agreements, Guaranteed Foreign Line of Credit Agreements, Guaranteed Letter of Credit Agreements and Guaranteed Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice of such agreements prior to the time of application of the proceeds described above, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Foreign Line of Credit Bank, Guaranteed Letter of Credit Bank or Hedge Bank, as the case may be. Each Cash Management Bank, Foreign Line of Credit Bank, Guaranteed Letter of Credit Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and each L/C Issuer hereby irrevocably appoints Scotiabank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Section 9.06) are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrowers nor any other Loan Party shall not have rights as a third party beneficiary of any of such provisions (other than the rights of the Borrowers set forth in Sections 9.06 and 9.10).

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Ashland or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or an L/C Issuer; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the

Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and Ashland. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, and in each case such successor shall require the consent of Ashland at all times other than during the existence of an Event of Default under Section 8.01(f) (such consent not to be unreasonably withheld or delayed). If no such successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, after consultation with Ashland, appoint a successor Administrative Agent from among the Revolving Credit Lenders meeting the qualifications set forth above; provided that if the Administrative Agent shall notify Ashland and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lender or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided, to be made by, to or through the Administrative Agent shall instead be made by or to each applicable Lender and each applicable L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Ashland to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Ashland and such successor, and the retiring Administrative Agent shall cease to be entitled to all such fees upon the effectiveness of its resignation as Administrative Agent. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Scotiabank as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender, if applicable. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agent or the Co-Managers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except (i) in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder and (ii) in the case of the Arrangers, as specified in Sections 2.09(b)(i), 4.01(a) and (b), 6.02, 10.04 and 10.16.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on either Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than Obligations under Guaranteed Cash Management Agreements, Guaranteed Foreign Line of Credit Agreements, Guaranteed Letter of Credit Agreements and Guaranteed Hedge Agreements) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with this Agreement;and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization,

arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

9.10 Guaranty. Each of the Lenders (including in its capacities as a potential Cash Management Bank, a potential Hedge Bank, a potential Foreign Line of Credit Bank and a potential Guaranteed Letter of Credit Bank) and each of the L/C Issuers irrevocably authorize the Administrative Agent to release any Guarantor from its obligations under the Guaranty, (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Guaranteed Cash Management Agreements, Guaranteed Foreign Line of Credit Agreements, Guaranteed Hedge Agreements or Guaranteed Letter of Credit Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuers shall have been made) or (ii) if approved, authorized or ratified in writing in accordance with Section 10.01.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at Ashland’s expense and upon receipt of any certifications reasonably requested by the Administrative Agent in connection therewith, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10. Without limiting the foregoing, the Administrative Agent shall release from the Lien of any Loan Document, without the consent or other action of the Lenders, property of the Loan Parties Disposed in a transaction permitted by the Loan Documents (other than in connection with any Disposition to another Loan Party).

9.11 Withholding. To the extent required by applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equal to any applicable withholding Tax. If the IRS or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties and without limiting or expanding the obligation of the Loan Parties to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, in each case, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or from any other sources against any amount due to the Administrative Agent under this Article IX. The agreements in this Article IX shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under this Agreement. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender. For the avoidance of doubt, for purposes of this Section 9.11, the term “Lender” includes any L/C Issuer and the Swing Line Lender.

9.12 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of either Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of either Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.13 Guaranteed Cash Management Agreements, Guaranteed Foreign Line of Credit Agreements, Guaranteed Letter of Credit Agreements and Guaranteed Hedge Agreements. Except to the extent specifically provided for in Section 10.01, no Cash Management Bank, Foreign Line of Credit Bank, Guaranteed Letter of Credit Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty by virtue of the provisions hereof or of the Guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Guaranteed Cash Management Agreements, Guaranteed Foreign Line of Credit Agreements, Guaranteed Letter of Credit Agreements and Guaranteed Hedge Agreements unless the Administrative Agent has received written notice of such agreements prior to the time of application of the proceeds described above, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Foreign Line of Credit Bank, Guaranteed Letter of Credit Bank or Hedge Bank, as the case may be.

9.14 Erroneous Payments. (a) If the Administrative Agent (x) notifies a Lender, L/C Issuer, or any Person who has received funds on behalf of a Lender or L/C Issuer (any such Lender, L/C Issuer or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under the immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 5 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.14 and held in trust for the benefit of the Administrative Agent, and such Lender or L/C Issuer shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting the immediately preceding clause (a), each Lender, L/C Issuer or any Person who has received funds on behalf of a Lender or L/C Issuer (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, L/C Issuer or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of the immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of the immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or L/C Issuer shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in the immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.14(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.14(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or L/C Issuer hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or L/C Issuer under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or L/C Issuer under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under the immediately preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or L/C Issuer, to the rights and interests of such Lender or L/C Issuer, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers; provided that this Section 9.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrowers for the purpose of a payment on the Obligations.

(e) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by a Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Ashland or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c) and except as expressly set forth in Section 4.01), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b) extend or increase the Commitment or any Loan of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or 4.02 or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender);

(c) postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of any Facility hereunder or under any other Loan Document without the written consent of each affected Lender;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the third proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) (i) change (x) Section 2.06(c) or 2.13 in a manner that would alter the pro rata reduction of commitments or sharing of payments required thereby or (y) Section 8.03 or (ii) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, without the written consent of each Lender;

(f) change any provision of this Section 10.01, the definition of “Majority in Interest,” or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, with the consent of the Required Lenders or pursuant to Section 2.14, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Revolving Credit Commitments on the date hereof); or

(g) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of each Lender directly adversely affected thereby;

provided that no amendment, waiver or consent shall release all or substantially all the value of (x) the obligations under the Guaranty and (y) Ashland’s guarantee of the Obligations of the Swiss Borrower, in each case, except as expressly provided in the Loan Documents, without the written consent of each Lender (other than any Defaulting Lender) (it being understood that the foregoing shall not negate the authorizations provided by the Lenders pursuant to Section 9.10); and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Majority in Interest of the Revolving Credit Lenders in addition to the Lenders required above, waive or modify any condition precedent to the funding of Revolving Credit Loans set forth in Section 4.02 (it being understood and agreed that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver or amendment expressly relating to Section 4.02) or any other Loan Document, including any amendment of an affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver or modification of any condition precedent to funding of Revolving Credit Loans set forth in Section 4.02), (ii) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement or any other Loan Document; (v) any fee letter entered into in connection with the Facility may only be amended, and the rights or privileges thereunder may only be waived, in a writing executed by each of the parties thereto; and (vi) no amendment, modification, termination or waiver of any provision of the Loan Documents (including the definition of “Cash Management Bank”, “Foreign Line of Credit Bank”, “Foreign Line of Credit Agreement”, “Guaranteed Letter of Credit Bank”, “Hedge Bank”, “Guaranteed Cash Management Agreement”, “Guaranteed Foreign Line of Credit Agreement”, “Guaranteed Letter of Credit Agreement”, “Swap Contract”, “Guaranteed Hedge Agreement”, “Obligations” (as such terms (or terms with similar concepts) are defined in this Agreement or any applicable Loan Document)) shall alter the ratable treatment of Obligations arising under the Loan Documents, on the one hand, and Obligations arising under Guaranteed Cash Management Agreements, Guaranteed Foreign Line of Credit Agreements, Guaranteed Letter of Credit Agreements or Guaranteed Hedge Agreements, on the other hand, as provided in Section 8.03, in each case in a manner adverse to any such Cash Management Bank, Foreign Line of Credit Bank, Guaranteed Letter of Credit Bank, or

Hedge Bank that is different than the affect of any such amendment, modification, termination or waiver on the other Lenders, without the written consent of such Cash Management Bank, Foreign Line of Credit Bank, Guaranteed Letter of Credit Bank, or Hedge Bank, as applicable. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) (i) the Commitment or any Loan of such Lender may not be increased or extended (or reinstated, to the extent terminated pursuant to Section 8.02), (ii) no date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to such Lender may be postponed and/or (iii) neither the principal of, nor the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the third proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to such Lender may be reduced, in each case without the consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or 4.02 or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender) and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, Ashland may replace such non-consenting Lender by an assignment of such Lender’s Loans and Commitments at par in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by Ashland to be made pursuant to this paragraph).

Notwithstanding anything to the contrary, any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Ashland and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein or in connection with any Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when actually received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Ashland may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to either Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of either Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to either Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers and the Administrative Agent may change its address, telecopier number, telephone number or email address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender, each L/C Issuer and the Swing Line Lender may change its address, telecopier number, telephone number or email address for notices and other communications hereunder by notice to Ashland and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii)

accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Ashland or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of either Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer and the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Ashland shall pay (i) all reasonable and invoiced out-of-pocket expenses incurred by the Arrangers and Administrative Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and invoiced out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and invoiced out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement, during an Event of Default, or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such reasonable and invoiced out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Ashland. Ashland shall indemnify the Arrangers, the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of counsel for any Indemnitee, which shall be limited to one counsel to all Indemnitees (exclusive of one local counsel to all Indemnitees in each relevant jurisdiction) and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs Ashland of such conflict and thereafter retains its own counsel, another counsel for such affected Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Ashland or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence, Release, or threat of Release of Hazardous Materials at, on, under or from any property or facility owned or operated by Ashland or any of its Subsidiaries, or any other Environmental Liability related in any way to Ashland or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by either Borrower or any other Loan Party or any of the Borrowers’ or such Loan Party’s respective directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s Subsidiaries or the officers, directors, employees, agents, advisors and other representatives of such Indemnitee or its Subsidiaries, (y) result from a claim brought by either Borrower or any other Loan Party against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if either Borrower or any such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) resulted from any proceeding that does not involve an act or omission by Ashland or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee other than any proceeding by or against any Indemnitee in its capacity or in fulfilling its role as the Administrative Agent or an Arranger.

(c) Reimbursement by Lenders. To the extent that Ashland for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to any Arranger, the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Arranger, the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee or any Loan Party (or any of its Related Parties), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this sentence shall limit the obligations of Ashland set forth in Section 10.04(b) in respect of any such damages owing by any Indemnitee to a third party. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, any L/C Issuer or the Swing Line Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of either Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. For the avoidance of doubt, any assignment of any Revolving Credit Loans will be ratable among any outstanding Borrowings of Revolving Credit Loans, including as between the Obligations of Ashland and the Swiss Borrower.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Ashland otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under any Facility with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the

Swing Line Lender’s rights and obligations in respect of the Swing Line Loans; provided that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of Ashland (such consent not to be unreasonably withheld or delayed; provided that Ashland will be deemed to have consented to any such assignment if it does not respond within ten Business Days after receipt of notice of such assignment) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment is made by an Arranger during the primary syndication of the Facilities;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Credit Commitment or Revolving Credit Loans if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the Swing Line Lender and each L/C Issuer (such consent not to be unreasonably withheld or delayed; provided that the Swing Line Lender and each L/C Issuer will be deemed to have consented to any such assignment if it does not respond within ten Business Days after receipt of notice of such assignment) shall be required for any assignment in respect of the Revolving Credit Facility; and

(D) in relation to any Facilities granted to the Swiss Borrower, the prior consent of the Swiss Borrower shall be required, unless the assignment or transfer is made (1) to a Swiss Qualifying Bank or an existing Lender, (2) to a Swiss Non-Qualifying Bank if the resulting number of Swiss Non-Qualifying Banks in respect of such Facility does not exceeds 10 (ten) or (3) at a time when an Event of Default is continuing. The consent of the Swiss Borrower to an assignment or transfer must not be unreasonably withheld or delayed. It is not unreasonable for the Swiss Borrower to withhold its consent if the assignment or transfer would result in a violation of the Swiss-Non-Bank Rules. If the proposed assignee is not a Swiss Qualifying Bank and if there is reasonable doubt as to whether such proposed assignee Lender counts as one or several creditors for the purposes of the Swiss Non-Bank Rules, the Swiss Borrower has the right (unless an Event of Default is then continuing) prior to any assignment or transfer to request that such proposed assignee provide to the Swiss Borrower a written confirmation signed by the Swiss Federal Tax Administration that it counts as one single Swiss Non-Qualifying Bank.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; and provided, further, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Ashland. No such assignment shall be made to Ashland or any of Ashland’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons or Defaulting Lenders. No such assignment shall be made (A) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in the foregoing clause (A) or (B).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Ashland and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by any Loan Party and any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Administrative Agent, or any L/C Issuer, sell participations to any Person (other than a natural person, a Defaulting Lender or a Borrower or any of Ashland’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may, as may be agreed between such Lender and such Participant, provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant complies with the provisions of Sections 3.06 and 10.13 as if it were an assignee under Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant complies with Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Ashland, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans or other Obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code in connection with any Tax audit or other Tax proceeding of a Borrower. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Notwithstanding the above, and only subject to assignments permitted pursuant to Section 10.06(b), no Lender shall enter into any arrangement with another Person under which such Lender substantially transfers its exposure relating to any Loan amount granted to the Swiss Borrower under this Agreement to that other Person, unless under such arrangement throughout the life of such arrangement: (i) the relationship between the Lender and that other Person is that of a debtor and creditor (including in the bankruptcy or similar event of the Lender or an obligor); (ii) the other Person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement; and (iii) the other Person will under no circumstances (other than permitted transfers and assignments under Section 10.06(b)) (x) be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement and (y) have otherwise any contractual relationship with, or rights against, the Swiss Borrower under or in relation to this Agreement.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the date such Participant acquired the applicable participation.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and further provided that the Swiss Non-Bank Rules are being complied with at any time (taking into account the conditions of assignments as per under Section 10.06(b)).

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if Scotiabank assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Scotiabank may, upon 30 days’ notice to Ashland and the Lenders, resign as L/C Issuer and/or Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, Ashland shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender, as the case may be, hereunder; provided, however, that no failure by Ashland to appoint any such successor shall affect the resignation of Scotiabank as L/C Issuer and/or Swing Line Lender, as the case may be, and no such appointment shall be effective until the Lender so appointed shall have accepted such appointment in writing. If Scotiabank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Scotiabank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and/or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, and the Administrative Agent, the applicable Lender or the applicable L/C Issuer, as the case may be, shall be responsible for compliance by such Persons with such obligations), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Person that discloses any Information pursuant to this clause (c) shall notify Ashland in advance of such disclosure (if permitted by applicable Law or legal process) or shall provide Ashland with prompt written notice of such disclosure, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, insurers and/or risk protection providers, (g) with the written consent of Ashland, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Ashland or (iii) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any of the Lenders in connection with the administration or servicing of this Agreement, the other Loan Documents and the Commitments. For the avoidance of doubt, nothing in this subsection shall prohibit any Person from voluntarily disclosing or providing any data or information within the scope of this confidentiality clause to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this subsection shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from any Loan Party or any Subsidiary thereof after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning Ashland or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the

Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify Ashland and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If (w) any Lender requests compensation under Section 3.04, (x) either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (y) any Lender is a Defaulting Lender or (z) any other circumstance exists hereunder that gives Ashland the right to replace a Lender as a party hereto, then Ashland may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06; provided that the consent of the assigning Lender shall not be required in connection with any such assignment and delegation), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) Ashland shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.01, Section 3.04, or Section 3.05);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Ashland to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT AND ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST A BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. EACH LOAN PARTY AGREES THAT SERVICE OF PROCESS UPON ASHLAND AND WRITTEN NOTICE OF SAID SERVICE TO ASHLAND IN ACCORDANCE WITH THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH LOAN PARTY. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Ashland acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between Ashland and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) Ashland has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) Ashland is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Ashland or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to Ashland or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Ashland and its Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to any Ashland or its Affiliates. To the fullest extent permitted by law, Ashland hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents including any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

10.19 Currency Indemnity for Judgments.. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be that at which in accordance with the normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. In the event that there is a change in such exchange rate prevailing between the Business Day immediately preceding the day on which the judgment is given and the date of receipt by the applicable Lender or L/C Issuer of the amount due, the applicable Loan Party shall, on the date of receipt by such Lender or L/C Issuer, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by such Lender or L/C Issuer on such date is the amount in the Judgment Currency which when converted at the exchange rate prevailing on the date of receipt by such Lender or L/C Issuer is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the applicable Lender or L/C Issuer is so able to purchase is less than the amount of the Currency Due originally due to it, the applicable Loan Party shall, as a separate obligation and notwithstanding any such judgement, indemnify and save such Lender or L/C Issuer harmless from and against all loss or damage arising as a result of such deficiency.

10.20 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.21 Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.22 [Reserved].

10.23 Amendment and Restatement. The Borrowers and each Lender acknowledge and agree that upon satisfaction of the conditions precedent to effectiveness of this Agreement in Section 4.01:

(a) the provisions of the Existing Credit Agreement are amended, modified and restated in their entirety on the terms and conditions, and in the form, of this Agreement and, as so amended, modified and restated, are ratified and confirmed;

(b) all rights, obligations and indebtedness which have arisen and remain outstanding under the Existing Credit Agreement as of the Restatement Effective Date including all amounts in respect of the Existing Letters of Credit shall, subject only to the effect of the amendments and modifications to the Existing Credit Agreement effected by this Agreement, continue in full force and effect as rights, obligations and indebtedness under this Agreement, all in accordance with and subject to the provisions herein set forth, and the liability of the Borrowers in respect of the Existing Letters of Credit shall be and be deemed to be continued under and governed by this Agreement from and after the Restatement Effective Date in accordance with the provisions of this Agreement;

(c) the amendment of the Existing Credit Agreement and all other Loan Documents amended and/or executed and delivered in connection herewith shall not constitute a novation of the Existing Credit Agreement and the other Loan Documents as in effect prior to the Amendment Effective Date; and

(d) each Loan Party hereby consents to the amendment of the Existing Credit Agreement effected hereby and confirms and agrees that, notwithstanding the effectiveness of this Agreement, each Loan Document to which any Loan Party is a party is, and the obligations of such Loan Party contained in the Existing Credit Agreement, this Amendment or in any other Loan Document to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended by this Amendment. For the avoidance of doubt and without limiting the foregoing, each Loan Party hereby confirms that the Guaranty shall continue in full force and effect and is hereby reaffirmed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ASHLAND INC.

By:	/s/ Michael Coppola
	Name:	Michael Coppola
	Title:	Vice President, Finance and Treasury

ASHLAND INDUSTRIES EUROPE GMBH

By:	/s/ J. Prouff
	Name:	J. Prouff
	Title:	Authorized Signatory

[Signature Page to Ashland Credit Agreement]

THE BANK OF NOVA SCOTIA, HOUSTON
BRANCH as Administrative Agent, Lender, Swing Line
Lender and L/C Issuer

By:	/s/ John Tucker
	Name:	John Tucker
	Title:	Managing Director

[Signature Page to Ashland Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Vice President

[Signature Page to Ashland Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Erika Murphy
	Name:	Erika Murphy
	Title:	Director

[Signature Page to Ashland Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Nikhil Tanawade
	Name:	Nikhil Tanawade
	Title:	Vice President

[Signature Page to Ashland Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
	Name:	Donna DeMagistris
	Title:	Managing Director

[Signature Page to Ashland Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jeffrey P. Fisher
	Name:	Jeffrey P. Fisher
	Title:	Senior Vice President

[Signature Page to Ashland Credit Agreement]

Deutsche Bank AG New York Branch, as a Lender

By:	/s/ Marko Lukin
	Name:	Marko Lukin
	Title:	Director

By:	/s/ Alison Lugo
	Name:	Alison Lugo
	Title:	Vice President

[Signature Page to Ashland Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK
BRANCH, as a Lender

By:	/s/ Evans Swann
	Name:	Evans Swann
	Title:	Authorized Signatory

[Signature Page to Ashland Credit Agreement]

TRUIST BANK, as a Lender

By:	/s/ Alexander Harrison
	Name:	Alexander Harrison
	Title:	Director

[Signature Page to Ashland Credit Agreement]

U.S. Bank National Association, as a Lender

By:	/s/ Leila Rahimiha
	Name:	Leila Rahimiha
	Title:	Assistant Vice President

[Signature Page to Ashland Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Kevin Valenta
	Name:	Kevin Valenta
	Title:	Executive Director

[Signature Page to Ashland Credit Agreement]

Fifth Third Bank, National Association, as a Lender

By:	/s/ James Disher
	Name:	James Disher
	Title:	Senior Vice President

[Signature Page to Ashland Credit Agreement]

HSBC Bank USA, N.A., as a Lender

By:	/s/ Bruce Yoder
	Name:	Bruce Yoder
	Title:	Director

[Signature Page to Ashland Credit Agreement]

ING Bank N.V., Dublin Branch, as a Lender

By:	/s/ Rory Fitzgerald
	Name:	Rory Fitzgerald
	Title:	Director

By:	/s/ Rosemary Healy
	Name:	Rosemary Healy
	Title:	Director

[Signature Page to Ashland Credit Agreement]

Santander Bank, N.A., as a Lender

By:	/s/ Brady Portaro
	Name:	Brady Portaro
	Title:	SVP

[Signature Page to Ashland Credit Agreement]

[Schedules and Exhibits to the Second Amended and Restated Credit Agreement

are on file with the Administrative Agent]

[Signature Page to Ashland Credit Agreement]